Exhibit 10.1

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) is the type of information the the Company and Lindblad Expeditions Holdings, Inc. treats as private and confidential.

BRAND LICENSE AGREEMENT

This Brand License Agreement (the “Agreement”) is entered into as of November 14, 2023, (the “Effective Date”) by and among:

(i)	NATIONAL GEOGRAPHIC PARTNERS, LLC, a Delaware limited liability company with its principal business address at 1145 17th Street, NW, Washington, DC 20036 (“NGP”); and

(ii)	LINDBLAD EXPEDITIONS, LLC, a Delaware limited liability company with its principal business address at 96 Morton Street, New York, NY 10014, on its behalf and on behalf of the entities listed in Schedule 2 (Approved License Transfers) (“Licensee”).

(NGP and Licensee may be referred to individually as a “Party” and collectively as the “Parties.”)

In consideration of the mutual covenants, terms, and conditions set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

BACKGROUND AND OBJECTIVES

(i)	NGP has the right to use and sublicense NGP Intellectual Property.

(ii)	Licensee has a history of, and substantial expertise and experience in, designing, developing, operating, marketing, and selling Expedition Cruises.

(iii)	NGP and Licensee have an existing Alliance and License Agreement, as amended, and a Tour Operator Agreement, as amended (the “Existing Agreements”), and desire to terminate the Existing Agreements in relation to Departure Dates commencing January 1, 2024 and have this Agreement replace the Existing Agreements in relation to Departure Dates commencing January 1, 2024.

(iv)	In the Existing Agreements, Licensee paid amounts to NGP for royalties and fees based on the specific obligations of each Party, which royalty rates, fees, and obligations of each Party are set forth in the Existing Agreements. The respective obligations of each Party from the Existing Agreements have changed, and this Agreement takes into consideration the Parties’ new mutual obligations and responsibilities, including but not limited to Disney’s media and marketing access and distribution platform.

(v)	Objectives

(a)	The Parties have agreed that Licensee will, in compliance with this Agreement’s terms and conditions, use its substantial expertise and experience to design, develop, market and sell Trips to the Sales Territories, and operate Trips in worldwide destinations.

(b)	The Trips will focus on being upscale, educational, enriching, authentic, and sustainable, including immersive local experiences that embody the NATIONAL GEOGRAPHIC brand to create a unique and competitive position for the Trips against products in the market.

(c)	NGP and Licensee will collaborate to create a successful and premier business under the Co-Brand for Trips and to facilitate each Party’s achievement of the objectives set forth in this Agreement (including with respect to growth and financial performance) (the foregoing (a) through (c), the “Objectives”).

AGREED TERMS

1.	DEFINITIONS

All words appearing within this Agreement’s text with the initial letter capitalized (except the first word of a sentence and proper nouns) are specifically defined terms for purposes of this Agreement, the definitions for which are set out directly next to the first reference or in Schedule 1 (Definitions).

2.	TRIP DETAILS

Licensee will develop, market, sell, and operate Co-Branded Expedition Cruises up to the 295 Passenger Threshold, in the 295-530 Passenger Segment (subject to Section 4.1(b) (295-530 Segment Conditions)), Co-Branded River Cruises, and Co-Branded Land Extensions (the “Trips”), which Trips will include the details and components (which the Parties may change by mutual agreement) set forth in this Section and in this Agreement. For the avoidance of doubt, any reference to a trip that is not capitalized refers to group guided tours either Party or its Affiliates may offer for sale that is not Co-Branded or contemplated in relation to the terms of this Agreement.

2.1            Destinations. Trip itineraries with a breadth of destinations around the world, including significant capacity for Co-Branded Expedition Cruises in five (5) key destinations: Alaska, the Galapagos, Antarctica, the Arctic, and Central America.

2.2            Trip Leaders and Staff. High level of interaction between Trip leadership team, Trip expedition team and Guests onshore during activities and onboard during meals, activities, and social time.

2.3            Education. Strong focus on education during onshore and onboard experience via lectures, shorter talks, and science research. Where practicable, there should be dedicated spaces for Guest lectures/talks and Guest involvement in science research onboard. Where destination appropriate, there should be separate learning experiences for children and young adults.

2.4            Language. The primary language on each Trip must be English (except where otherwise customary or appropriate), although there may be multiple language availability based on itinerary and audience.

2.5            NATIONAL GEOGRAPHIC Brand Alignment.

(a)	The Guest experience should have a strong focus on science, conservation, education, exploration, and storytelling (including photography) to bring to life the NATIONAL GEOGRAPHIC brand.

(b)	On Trip, onboard and onshore experiences should incorporate the NATIONAL GEOGRAPHIC brand where possible and embody the NATIONAL GEOGRAPHIC spirit pre-Trip, on-Trip, and post-Trip in order to create a seamless NATIONAL GEOGRAPHIC branded experience, including but not limited to program materials, handouts, photos, and similar learning aids which prominently feature the NATIONAL GEOGRAPHIC brand.

(c)	On Trip, onboard and onshore experiences should include NATIONAL GEOGRAPHIC destination experts, NGS grantees, subject matter experts, and photographers (“NATIONAL GEOGRAPHIC Experts”) where possible (see also Section 8.4 (NATIONAL GEOGRAPHIC Experts)).

(d)	Guest experiences should be sustainable and eco-conscious (as set forth in Section 16 (Sustainability)).

(e)	Guest experiences should highlight NGS’s mission and provide Guests the ability to donate to NGS via a donation fund determined by NGS and Licensee.

2.6            Consistency. Licensee will use best efforts to deliver consistent premium quality experiences regardless of Trip, ship, or geography.

2.7            Land Extensions. With respect to Co-Branded Land Extensions, itineraries will be limited to four (4) nights or fewer in length unless the Parties mutually agree otherwise. The Parties agree that the following Co-Branded Land Extensions may be offered with the maximum number of nights for each indicated destination: Peru (seven (7) nights), Denali (six (6) nights), Jordan (five (5) nights), Quito/Mashpi (five (5) nights), and Norway Fjords (five (5) nights). For the avoidance of doubt, at this time, it is contemplated that the only Co-Branded land trips will be Land Extensions.

3.	LICENSE AND INTELLECTUAL PROPERTY

3.1            Subject to this Agreement (including with respect to any approvals or consents required from NGP hereunder), NGP hereby grants to Licensee the non-exclusive (except as specifically set forth in Section 4 (Scope of Rights for Various Cruise Products)), non-transferable (except in accordance with Section 33 (License Transfers/Assignment)), and non-sublicensable (except in accordance with Section 33 (License Transfers/Assignment)) right to use—but only in the manner specified hereunder—certain NGP Intellectual Property in furtherance of the Objectives. Licensee acknowledges that NGP has executed this Agreement in reliance on Licensee’s substantial expertise and experience, and NGP acknowledges that Licensee has executed this Agreement in reliance on the prestige of the NGP Intellectual Property and NGP’s ability to provide and procure from Disney the services and support contemplated herein.

3.2            In performing its obligations and exercising its rights under this Agreement, Licensee agrees to comply at all times with all Applicable Law and with all standards and specifications issued and prescribed by NGP from time to time, including Disney Standards.

3.3            NGP Intellectual Property, and all related goodwill arising from use of NGP Intellectual Property, are owned exclusively by the National Geographic Society (“NGS”). Pursuant to a separate agreement between NGP and NGS (the “NGP/NGS License Agreement”), NGP has received from NGS the exclusive right to commercialize and sublicense the commercialization of NGP Intellectual Property in the manner contemplated in this Agreement. Licensee has the right to use NGP Intellectual Property solely to market, sell, and operate the Trips, including with respect to any ships approved by NGP to be named and outfitted using NG Marks, in compliance with this Agreement. Licensee’s use of NGP Intellectual Property must comply with Disney Standards and all NG Marks-use requirements that NGP issues from time to time during the Term. The Parties acknowledge that, in performing under this Agreement, Licensee may engage third parties (e.g., through advertising, marketing, and online platforms), as is reasonably necessary and customary in the ordinary course of business, through which Licensee will be allowed to use NGP Intellectual Property, provided that Licensee shall ensure that such use through such third parties is in accordance with this Agreement or otherwise approved as provided in this Agreement.

3.4            The Parties acknowledge and agree that NGS is a third-party beneficiary to this Agreement.

3.5            Licensee’s right to use NGP Intellectual Property is derived only from this Agreement and is limited to Licensee’s designing, developing, operating, marketing, and selling Trips in full compliance with this Agreement. Licensee has no right to use NGP Intellectual Property in any manner whatsoever except as specifically provided in this Agreement. To the extent not specifically provided herein, Licensee’s use of NGP Intellectual Property shall require NGP’s express prior written approval, which NGP has the right to grant, withhold, or condition in its sole judgment (giving due consideration to, among other factors, the Objectives). NGP’s approval rights include, among other things, approval of the Distribution Channels in which Licensee proposes to use NGP Intellectual Property, the nature of the communication, the intended recipients (including Guests and Prospects), and each specific copy, design, and layout of such use, including with respect to packaging, promotional, advertising, or other materials. Licensee’s submission, for NGP’s prior written approval, of all of Licensee’s proposed uses of NGP Intellectual Property shall comply with Disney Standards. If NGP does not expressly approve a proposed use submitted by Licensee, that proposed use will be deemed not approved.

3.6            With respect to use of NGP Intellectual Property or the Co-Brand on materials that are required to be reviewed or approved by NGP pursuant to this Agreement, Licensee agrees to maintain the quality of such materials up to the specifications, quality, and finish of the sample of such item reviewed or approved by NGP, and agrees not to change the item in any material respect without first submitting to NGP samples showing such proposed changes and obtaining written approval of such samples by NGP. From time to time after it has commenced use of any approved materials or Trip materials, Licensee, upon request, shall furnish free of charge to NGP a reasonable number of random production samples of any direct marketing materials or Trip materials specified by NGP in its request.

3.7            For any Distribution Channel approved by NGP that Licensee appoints to act on its behalf to use the Co-Brand, the Parties agree to execute a certification in the form set forth in Schedule 5 (Certification Sample Letter). For the avoidance of doubt, the certification will suffice as written agreement between the Parties as to the Distribution Channel, and no further amendment to this Agreement is required.

3.8            Licensee agrees to affix any copyright, trademark, or other legal notice that NGP requires or is prescribed by Applicable Law, and any credits that NGP reasonably requires or that otherwise are customary and appropriate, on any materials bearing NG Marks (including that a Trip is sold and operated by Licensee). NGP will review the content, form, location, and size of each notice in connection with the pre-approval process for each proposed use of NGP Intellectual Property.

3.9            Licensee’s unauthorized use of NGP Intellectual Property is a breach of this Agreement and infringes NGP’s and NGS’s rights in NGP Intellectual Property. Any use of NGP Intellectual Property, and any goodwill that use establishes, are for NGP’s and NGS’s exclusive benefit. NGS has the right to take the action necessary to enforce all NG Mark-use obligations under this Agreement. This Agreement does not confer any goodwill or other interests in NGP Intellectual Property upon Licensee, other than the right to operate according to this Agreement. Licensee may not at any time during or after the Term contest or assist any other person to contest the validity, or NGP’s and NGS’s rights to or ownership of, NGP Intellectual Property.

3.10            All copyright, trademark, trade dress, or other intellectual property rights in materials both created by Licensee or its employees or contractors and arising from Licensee’s use, adaptation, or modification of the NGP Intellectual Property will be deemed to be NGP’s sole and exclusive property and works made-for-hire for NGP (except, for clarity, Licensee Marks or Licensee Materials). To the extent any such material does not qualify as a “work made-for-hire” for NGP, by this paragraph Licensee assigns ownership of and all related rights to such materials to NGP and agrees to sign (and to cause its employees and contractors to sign) whatever customary and appropriate assignment or other documents NGP requests to evidence its ownership and to help NGP obtain intellectual property rights in the material.

3.11            Licensee may not register as owner or use any domains or email addresses comprising or incorporating any NG Mark without NGP’s prior written consent.

3.12            Except as otherwise provided in Section 17.6(b) (Collaborative Websites and Search Marketing), Licensee may not, without NGP’s prior written approval bid on or purchase keywords for paid search advertising that include or are based on NG Marks (e.g., Google AdWords, True View or Promoted Videos, ads on Facebook or similar advertising products on social media websites or otherwise online). To the extent there is any approved License Transfer, Licensee must ensure that the approved Person also complies with this obligation.

3.13            Except as expressly provided in this Agreement, NGP and NGS reserve the right to use and license NGP Intellectual Property, without any restrictions whatsoever, in connection with any and all activities they desire, including other trips using NG Marks with any other operator or entity.

3.14            Licensee acknowledges that it might be desirable for both Licensee and NGP for NGP to use (i) Licensee Marks or (ii) photographs, recordings, descriptions, text, copyrighted materials, or images of Licensee’s or Other Provider’s facilities, products, or services (collectively, “Licensee Materials”) in NGP’s advertising of the Co-Brand. To this end, Licensee hereby grants to NGP and its Affiliates the right, but no obligation, to use during the Term on a royalty-free, irrevocable, and worldwide basis Licensee Marks and Licensee Materials for advertising, marketing, promotional, and any other purposes associated with performing under this Agreement. Licensee is familiar with the quality of services offered by NGP and its Affiliates regarding use of the NG Marks and NGP shall use Licensee Marks and Licensee Materials at the same quality level. NGP and its Affiliates have the right to use or license any Licensee Mark and Licensee Material for any purpose—commercial or otherwise—connected with promoting, advertising, or publicizing NGP’s or its Affiliates’ products and services and any facilities, products, or promotions of NGP or its Affiliates. All of the foregoing materials (except to the extent constituting solely Licensee Marks or Licensee Materials) will be the sole and exclusive property of NGP and its Affiliates. When requested by NGP, Licensee agrees to furnish NGP with Licensee Materials on suitable media and of such quality appropriate for NGP’s use pursuant to this Section 3.14. Licensee represents and warrants that Licensee Marks and Licensee Materials licensed hereunder do not infringe any copyright, privacy right, performance right, moral right, or any other right whatsoever of any third party and agrees to defend, indemnify, and hold harmless NGP and its Affiliates against any liabilities in connection with any breach of such representation. Licensee further agrees it shall make no sale, transfer or otherwise provide any photography or other media created by or for Licensee in relation to the LINDBLAD Brand or LINDBLAD EXPEDITIONS brand or Trips to third parties that may request to use such Licensee Materials except as agreed by the Marketing Committee. Licensee Marks and Licensee Materials, and all related goodwill arising from use of the Licensee Marks and Licensee Materials, are owned exclusively by Licensee and its Affiliates and neither NGP nor any of its Affiliates shall acquire any ownership thereto under this Agreement.

3.15            Licensee will not market, sell, operate or offer commercially any products using only the LINDBLAD brand or LINDBLAD EXPEDITIONS brand or any other brand in conjunction with the LINDBLAD brand or LINDBLAD EXPEDITIONS brand (other than NG Marks), other than for broader promotions of the Co-Brand approved in accordance with Section 17.2(f) (Promotion).

4.	SCOPE OF RIGHTS FOR VARIOUS CRUISE PRODUCTS

4.1            Marketing, Selling, and Operating Co-Branded Expedition Cruises in the United States and Canadian Markets.

(a)	Exclusive License. NGP grants to Licensee the exclusive license to utilize NG Marks to market (other than with respect to NGP and its Affiliates that have the obligation to market pursuant to this Agreement), sell, and operate Co-Branded Expedition Cruises on ships with an authorized capacity of less than 295 passengers (the “295 Passenger Threshold”) that are marketed in the United States and Canada (without limitation to where the ships sail) (the “Initial Exclusive License”).

(b)	295-530 Segment Conditions. For ships with an authorized capacity of 295-530 passengers (the “295-530 Passenger Segment”) for Co-Branded Expedition Cruises that are marketed in the United States and Canada, neither Licensee and its Affiliates (with respect to the LINDBLAD brand or LINDBLAD EXPEDITIONS brand) nor NGP and its Affiliates (with respect to the NATIONAL GEOGRAPHIC or NATIONAL GEOGRAPHIC EXPEDITIONS brand) will market, sell, and/or operate or license Expedition Cruises in the 295-530 Passenger Segment, subject to the following:

(i)	Due Diligence on 295-530 Passenger Segment. [***], but at any time thereafter, the Parties agree, upon either Party’s request, to undertake joint due diligence for no more than [***], which will include an opportunity assessment, and development of a launch timeline, for marketing, selling, and operating Expedition Cruises in the 295-530 Passenger Segment (the “Segment Assessment”). NGP will leverage its expertise and lead the research effort and Licensee will provide input on that approach.

(ii)	[***]

(iii)	NGP Decides to Pursue the 295-530 Passenger Segment—Alternate Options. If the Parties cannot reach agreement on the terms of a contract for Licensee to operate Co-Branded Expedition Cruises in the 295-530 Passenger Segment or Licensee elects not to provide an offer:

1.	NGP (and its Affiliates) will have the right to market, sell, and operate, and to license a third party other than Licensee and its Affiliates to utilize the NG Marks to market, sell, and operate, for the remainder of the Term (and afterward) Expedition Cruises in the 295-530 Passenger Segment.

2.	NGP will notify Licensee if it enters into a license with a third-party operator or decides to purchase or build a ship in the 295-530 Passenger Segment (with such notification to Licensee to be within sixty (60) days following (x) an executed contract with a third-party operator, or (y) NGP’s final decision to have NGP or an Affiliate directly operate Expedition Cruises in the 295-530 Passenger Segment). For the avoidance of doubt, in such case, neither NGP nor the applicable third party may use the Co-Brand for the 295-530 Passenger Segment. Further, NGP will ensure any launch date for operations of such 295-530 Passenger Segment will be no earlier than [***] following notice to Licensee.

3.	Licensee Termination Right. If NGP notifies Licensee that it has licensed the NG Marks for or intends to directly operate Expedition Cruises in the 295-530 Passenger Segment, Licensee will have the right to terminate this Agreement as set forth in Section 29.7 (Special Licensee Termination Rights) below.

(iv)	[***]

4.2            Marketing, Selling, and Operating Co-Branded River Cruises in the United States and Canadian Markets.

(a)	Once Licensee has sold to the United States and Canada markets for a full calendar year Co-Branded River Cruises operating a minimum of [***] of the following rivers and on [***] in each region (the “Exclusive River License Threshold”) (which may be replaced with alternate rivers in the same region upon mutual written agreement):

(i)	EUROPE – Danube, Duoro, Elbe, Main, Mosel, Rhine, Rhone, Seine

(ii)	NORTH AMERICA – Columbia, Snake, Mississippi

(iii)	SOUTH AMERICA – Amazon, Magdalena

(iv)	AFRICA – Chobe, Nile

(v)	ASIA – Ganges, Mekong; then

(b)	Commencing the following calendar year, but subject to NGP continuing to (i) market, sell, or operate River Cruises using the NG Marks, or (ii) license the NG Marks for the marketing, sale, or operation of any River Cruises, in each case solely for River Cruises departures using the NG Marks that are already marketed for sale at the time the Exclusive River License Threshold is met (the “Existing Third Party River Licenses”), Licensee shall have an exclusive license to utilize NG Marks to market (other than with respect to NGP and its Affiliates to the extent that they have the obligation to market pursuant to this Agreement), sell, and operate Co-Branded River Cruises that are marketed in the United States and Canada (the “Exclusive River License”). Subject to Section 4.2(c), Licensee’s Exclusive River License shall prohibit NGP and its Affiliates from renewing, extending the term of, and expanding the scope of rights granted under any Existing Third Party River License.

(c)	Once Licensee meets the Exclusive River License Threshold, Licensee must continue to meet the Exclusive River License Threshold for each calendar year during the Term; if Licensee fails to do so, Licensee’s rights to use the NG Marks for River Cruises will be non-exclusive commencing the following calendar year and Licensee shall not have any further right to an exclusive license for the remainder of the Term.

(d)	Even if NGP grants Licensee an Exclusive River License, NGP shall not be limited in its right to (i) market, sell, or operate land products that include a Minor River Cruise Component or (ii) license the NG Marks for the marketing, sale, or operation of land products that include a Minor River Cruise Component.

4.3            [***].

(a)	Once:

(i)	The Royalties payable by Licensee on account of its Eligible Revenue generated within [***] at the end of the calendar year equal or exceed the sum of [***]; and

(ii)	The Royalties payable by Licensee on account of its Eligible Revenue generated in [***] at the end of the calendar year are equal to at least [***] of Licensee’s total payable Royalties for that calendar year (the satisfaction of both conditions being the “Exclusive International Expedition License Threshold”); then

(b)	Commencing the following calendar year, but subject to NGP continuing to (i) market, sell, or operate Expedition Cruises using the NG Marks or (ii) license the NG Marks for the marketing, sale, or operation of any Expedition Cruises, in each case solely for Expedition Cruises in International Markets departures using the NG Marks that are already marketed for sale at the time the Exclusive International Expedition License Threshold is met (the “Existing International Market Licenses”), Licensee will have an exclusive license (other than with respect to NGP and its Affiliates marketing in connection with Licensee’s activities hereunder) to utilize NG Marks to market, sell, and operate Co-Branded Expedition Cruises up to the 295 Passenger Threshold for Co-Branded Expedition Cruises that are marketed in International Markets (without limitation to where ships sail) (the “Exclusive International Expedition License”). Subject to Section 4.3(c), Licensee’s Exclusive International Expedition License shall prohibit NGP and its Affiliates from renewing, extending the term of, and expanding the scope of rights granted under any Existing International Market License.

(c)	Once Licensee meets the Exclusive International Expedition License Threshold, Licensee must continue to maintain the Exclusive International Expedition License Threshold for each calendar year during the Term; if Licensee fails to do so, Licensee’s rights to use the NG Marks for Expedition Cruises in International Markets will be non-exclusive commencing the following calendar year and Licensee shall not have any further right to an exclusive license for the remainder of the Term.

(d)	Further, with respect to the 295-530 Passenger Segment: to the extent Licensee x) obtains an exclusive license in the United States and Canada; y) maintains the exclusive license in the United States and Canada markets; and z) maintains the Exclusive International Expedition License Threshold, Licensee will also have an exclusive license to market, sell and operate Co-Branded Expedition Cruises that are marketed to International Markets in the 295-530 Passenger Segment.

4.4            Mutual No Diversion of Expedition Cruise Business to the United States and Canadian Markets.

(a)	For Expedition Cruises up to the 295 Passenger Threshold for the United States and Canadian Markets, each Party and the Affiliates of each Party will not (x) sell, distribute, or operate Expedition Cruises that are branded with the Restricted Brands, (y) license the Restricted Brands for the sale, distribution, or operation of Expedition Cruises, and/or (z) permit references to the official sponsor of National Geographic or National Geographic’s partner in Expedition Cruises (other than for Co-Branded Expedition Cruises) in any sponsorship agreements (the “Exclusivity Restrictions”). Notwithstanding the foregoing, the Parties agree that the Exclusivity Restrictions shall not apply:

(i)            to Expedition Cruises that are set forth on Schedule 6 (Excluded Expedition Cruises);

(ii)	to the extent the Exclusive Factors Total does not exceed zero point one (0.10); or

(iii)            to the extent the Parties mutually agree in writing.

(b)	Subject to NGP’s rights as set forth in Section 4.1(b) (295-530 Segment Conditions), the Exclusivity Restrictions shall also apply to the 295-530 Passenger Segment in the United States and Canadian markets.

(c)	For the avoidance of doubt, each Party and its Affiliates can market, sell, operate, and/or license trips with any Restricted Brand that includes a Minor Expedition Cruise Component.

(d)	[***].

(e)	For the avoidance of doubt, NGP shall continue to have rights to use the NG Marks for marketing the Trips hereunder, notwithstanding any reference to an exclusive license to Licensee to market the Trips in this Agreement.

4.5            Activities Not Restricted. Notwithstanding anything contained in Section 4.4 (Mutual No Diversion of Expedition Cruise Business to the United States and Canadian Markets) or elsewhere in this Agreement to the contrary, the provisions of Sections 3.15 and 4 (Scope of Rights for Various Cruise Products) shall not be applicable to, nor limit, restrict or prohibit in any manner whatsoever, any of the following by or on behalf of either Party or its Affiliates:

(a)	Competitive Marketing, Advertising, Sponsorship. A contract or arrangement between either Party or its Affiliates and any other Person, including a third-party Expedition Cruise, related solely to marketing, advertising, sponsorship, sponsored content, advertorials, branded content, promotion or similar contract (provided that such contract does not include sales and/or distribution of a third-party Expedition Cruise). For the avoidance of doubt, (x) Expedition Cruises subject to the Exclusivity Restrictions can also not be marketed, (y) the language referenced in Section 4.4(a)(z) is prohibited, and (z) NGP agrees to undertake the obligations with respect to the Co-Brand and other Disney teams and NATIONAL GEOGRAPHIC as set forth in Section 17.5(c) (NGP Activations and Cross Marketing).

(b)	Special Conventions, Meetings, and Trade Shows. Selling, renting, leasing, or providing convention facilities for conventions, company meetings, or trade shows within any of the Party or Affiliate properties.

(c)	Special Events. Conducting, or permitting third parties to conduct, programs and activities to be staged in, broadcast from, or associated with the Party or Affiliate properties (e.g., sporting events, special events, festivals).

(d)	Straight Advertising Buys/Paid Content. Selling any advertising time or space, or otherwise contracting for placement of straight commercial advertising or paid content, in any media whatsoever, even if such advertisements or paid content directly promote Expedition Cruises.

(e)	Product Inclusion. Including any products or services of any Person within any motion picture, television show, internet video, video tapes, digital video discs, publications or publishing properties, theatrical stage plays or productions, or any other comparable creative shows or enterprises.

(f)	Third Party Branding. Permitting any Person from displaying, promoting, selling or otherwise using in any form or fashion any merchandise or goods that contains or consists of, in whole or in part, any NG Marks or Licensee Materials or any intellectual property owned by, controlled by or licensed by or to (whether in connection with movies, videos, television, merchandise, attractions or otherwise) either Party or its Affiliates.

5.	ROYALTY

5.1            Royalty Payable on Trips. Commencing with all departures on or after January 1, 2024, Licensee will pay to NGP the following percentages of Eligible Revenue as a royalty (each percentage the respective “Royalty”) for all Trips, unless otherwise agreed for, among other things, Co-Branded Expedition Cruises on prospective vessels outside Licensee’s current fleet.

[***]

5.2            Royalty Payable for Bookings on Newly Acquired Expedition Ships. Bookings on Newly Acquired Expedition Ships for non-Co-Branded Expedition Cruises marketed or operated under the acquired brand (subject to Section 4.4 (Mutual No Diversion of Expedition Cruise Business to the United States and Canadian Markets)) shall not be subject to Royalty. Commencing with all departures on or after the marketing of Co-Branded Expedition Cruises on such Newly Acquired Expedition Ships (“Co-Brand Effective Date”), Licensee will pay to NGP the following Royalty:

[***]

5.3            Royalty Due Date and Payment Method. NGP will invoice Licensee for Royalties in Dollars. Payment for Trips departing one month in arrears are due ten (10) days after month-end the following month (e.g., Royalty payments for January departures are due March 10th). All payments are due by wire transfer or other electronic means NGP specifies, and Licensee agrees to take all steps necessary to implement and authorize payment by such means.

5.4            [***].

5.5            Royalty Payments for Group Bookings on Co-Branded Expedition Cruises/Co-Branded River Cruises and True-Up. Commencing January 1, 2024, Group Bookings on Co-Branded Expedition Cruises and Co-Branded River Cruises are subject to a variable Royalty based on percentage of sale of such Group Bookings as set forth in Section 5.1 (Royalty Payable on Trips). During each year commencing with 2024, Licensee shall pay a monthly Royalty of [***]. At the end of the applicable year, Licensee will true-up and calculate the annual percentage sale of such Group Bookings against annual Eligible Revenue and if such percentage is equal to or above [***], NGP shall invoice Licensee for the additional percentage due pursuant to the true-up and Licensee shall pay such deficiency, if any, by February 10th or as indicated in the invoice, whichever is later.

5.6            Interest on Late Payments. For any amount due but not paid on or before its due date, Licensee shall pay simple (i.e., non-compounding) interest equal to the U.S. Prime Rate as published in the Wall Street Journal on the date of determination calculated starting on the due date and ending on the date on which NGP receives the full amount due.

5.7            [***].

(a)	[***].

(b)	[***]:

[***]

(c)	Should the Royalty actually paid for any calendar year be less than the amount of the Minimum Guarantee for such year, then Licensee shall pay the shortfall between the amounts actually paid and the Minimum Guarantee for the applicable calendar year no later than the end of the following calendar year. Any shortfall will be subject to a late interest fee as noted in Section 5.6 (Interest on Late Payments).

(d)	To the extent there was during the preceding calendar year that serves as the measuring period either a i) Force Majeure Event that continued for more than 180 days or ii) a U.S. recession (defined as a decline in U.S. gross domestic product that continues for two consecutive Quarters), the Parties will reasonably negotiate whether and how the Minimum Guarantee should be adjusted to account for such event.

5.8            NGP Insurance Revenue. Subject to Section 5.4 (Royalty Payments for Co-Branded Expedition Cruises and True-Up), Licensee shall pay to NGP a percentage of Net Insurance Revenue at the same Royalty percentage it pays by product as set forth in Section 5.1 (Royalty Payable on Trips) (with each such payment the “NGP Insurance Revenue”). NGP Insurance Revenue shall be payable with the Royalty payments as set forth in Section 5.1 (Royalty Payable on Trips).

5.9            Forecasting and Planning. Licensee will provide to NGP on a Quarterly basis insight and visibility on forecasts, new deployments, average per diems by Guest (which is the Tour Revenue divided by Guest Nights Sold on a departure level, Trip itinerary level, and yearly basis), and occupancy levels by departure and the Parties will jointly discuss future strategy and any further reports or data necessary for forecasting and planning.

5.10            Reporting. All reports required herein must be certified by the Licensee Liaison Officer, or another individual NGP specifies, to be true and accurate.

(a)	The Parties will agree on the template for all sales reporting to include the below reporting points, subject to change only upon mutual written agreement.

(b)	Licensee will provide the following to NGP on a monthly basis within thirty (30) business days after the end of the month:

(i)	For Departure Dates that occurred during the reporting month, a break- out of each Departure Date that will include the following for each booking:

●	departure name;
●	start date;
●	end date;
●	booking date;
●	number of passengers in that booking;
●	country of origin of booking;
●	booking channel;
●	Tour Revenue, when available;
●	Eligible Revenue; and
●	Royalty (includes percentage and payment).

(ii)	Licensee will provide a schedule for calculation of Net Insurance Revenue that details in the applicable month the insurance gross receipts received by Licensee for Guests’ purchases of travel insurance and the insurance premiums paid to the insurance underwriter.

(iii)	Information for each Departure Date currently on sale. Reports will include the following for each departure:

●	departure name;
●	voyage nights;
●	number of passengers;
●	total passenger capacity;
●	occupancy percentage;
●	Tour Revenue;
●	Eligible Revenue;
●	Royalty (include percentage); and
●	Royalty calculation based on current bookings.

(c)	In the event Licensee is no longer a public company, then Licensee shall provide Quarterly financial information including, but not limited to balance sheets and statements of income and cash flow within forty-five (45) days following the end of the applicable Quarter and audited yearly financial information within forty-five (45) days following the end of the year.

6.	DISNEY STANDARDS

6.1            In performing its obligations under this Agreement, including development of Trip itineraries, modification of Trip itineraries, and marketing, sale, and operation of Trips, Licensee agrees to comply at all times with Disney Standards and with all standards and specifications issued and prescribed by NGP or Disney from time to time that are generally applicable to other licensees of NG Marks. Licensee acknowledges and agrees that: (i) the NATIONAL GEOGRAPHIC brand is a world renowned and recognized brand associated with the highest quality research and exploration, and with fostering care and goodwill to nature and humanity; (ii) all Guests on the Trips will reasonably expect, because of the names of the ships, the Co-Brand and the overall identification with the NATIONAL GEOGRAPHIC brand, that the services and facilities associated with the Trips, and the manner of providing or offering such services and facilities, will at all times be (1) of the highest quality and standards and (2) suitable for family audiences; and (iii) it is in the best interests of all concerned that all guests on the Trips be provided with services and facilities of such standard and suitability.

6.2            Licensee agrees and acknowledges that Disney Standards are subject to change in Disney’s sole discretion. In the event of a change, NGP shall provide to Licensee at least ninety (90) days advanced written notice of the proposed change and will reasonably consider Licensee’s requests for time to implement any changes pursuant to Disney Standards that will mitigate material Tour Revenue loss or imposition of material costs and expenses.

6.3            Notwithstanding any other provision of this Agreement, (a) in the event NGP determines that Licensee’s business practices and operations in effect as of the Effective Date are not in compliance with the standards, guidelines, policies, and specifications of Disney and NGP set forth in this Agreement, the Parties agree to use reasonable efforts to agree to a reasonable solution and timeframe to cure such noncompliance, and (b) the Parties further acknowledge and agree that any changes to such standards, guidelines, policies, and specifications (including Disney Standards) applicable to Licensee following the Effective Date shall solely be with respect to those generally applicable and followed by other NGP licensees to whom NGP has granted a license to use NG Marks for travel. To the extent Licensee is granted a license to the NG Marks in an amendment or separate agreement for other uses, including merchandise, such amendment or separate agreement shall address the applicable standards that may relate to such additional uses.

7.	TRIP DEVELOPMENT

7.1            Future Planning. Licensee will share with NGP its multi-year deployment plans for Trips, plan for new ship builds and/or acquisitions, and long-term product goals. NGP acknowledges and agrees that all non-public information related thereto is Licensee’s Confidential Information.

7.2            Collaboration on Key Trip Components. Licensee and NGP will collaborate in furtherance of the Objectives and Section 2 (Trip Details) prior to and during Trip itinerary development to identify key strategic destinations, onboard experiences, onshore experiences, program enhancement opportunities, and inclusion of immersive local experiences with uniquely NATIONAL GEOGRAPHIC links, experiences, and stories, and engagement of NATIONAL GEOGRAPHIC Experts.

(a)	NGP will facilitate collaboration and relationship-building with NGS for support with science projects and NATIONAL GEOGRAPHIC events, and NGP shall be informed in advance and, where requested, included in all discussions with Licensee and NGS regarding any key Trip components.

(b)	Licensee should develop Trips where practicable that include NATIONAL GEOGRAPHIC Experts on the entire Trip or with time or stops allocated to NATIONAL GEOGRAPHIC Experts. NGP will use reasonable efforts to recommend NATIONAL GEOGRAPHIC Experts for such Trips. Licensee will accept NGP’s recommendation or request an alternative. NGP will consider Licensee requests for alternatives in good faith, but final determination of a NATIONAL GEOGRAPHIC Expert will be in NGP’s sole discretion. Each Party has the right to reject any NATIONAL GEOGRAPHIC Expert at its sole and absolute discretion and without providing an explanation as to the reason for the rejection. NGP will have the final determination over which individuals are the best fit as a NATIONAL GEOGRAPHIC Expert. All requests for NATIONAL GEOGRAPHIC Experts should be made through NGP, unless NGP determines otherwise.

(c)	NGP will facilitate collaboration with Disney businesses (including other NATIONAL GEOGRAPHIC licensed businesses) for collaboration opportunities (e.g., publishing, magazine, and film and TV productions), as further described in Section 17.5 (NGP Activations and Cross Marketing).

7.3            Pricing. Pricing will be determined and controlled by Licensee at its sole discretion with the proviso that the Trips are a premier business and any pricing or discounts offered should be reasonable commercial decisions in line with such level.

7.4            NGP Approval. Before Licensee may market, sell, and/or operate a Trip itinerary, it must obtain NGP’s approval with regard to the following: (i) NATIONAL GEOGRAPHIC and NATIONAL GEOGRAPHIC EXPEDITIONS brand fit, (ii) Sanctions, (iii) U.S. State Department travel advisories, (iv) security, safety, health, and welfare, (v) public affairs and public relations, (vi) animal vetting, (vii) aircraft vetting, and (viii) risk management (insurance). NGP agrees that it will approve any and all of (i)-(viii) in this Section 7.4 (NGP Approval) for any instance where NGP or its Affiliates engage in materially similar conduct in the same location, as applicable, or otherwise have approved any other licensee to engage in materially similar conduct in the same location, as applicable. If NGP does not approve a particular Trip, the Parties agree to work together to make such modifications and changes necessary to achieve NGP approval. Once a Trip itinerary has been approved, it will not be modified in a material respect unless (x) one of the Parties notifies the other of a change; or (y) there has been a change in one of the evaluation categories noted in this subsection, in which case the Trip itinerary will be deemed disapproved until the Parties agree on modifications which are mutually agreeable.

7.5            Unique NATIONAL GEOGRAPHIC Enhancements. If an experience on a Trip has been specifically and exclusively designed for NGP, unique NATIONAL GEOGRAPHIC enhancements (e.g., NATIONAL GEOGRAPHIC content, storytelling, or special access granted by NGP and/or NGS’s grantees) to that experience will be exclusive to NGP, and Licensee will only have the right to sell a trip including such unique NATIONAL GEOGRAPHIC enhancements under the Co-Brand and pursuant to this Agreement. Licensee acknowledges that NATIONAL GEOGRAPHIC Experts are also considered unique enhancements of NATIONAL GEOGRAPHIC and NGP. If this Agreement expires or is terminated (no matter the reason), and even if NGP Intellectual Property has been removed, the unique NATIONAL GEOGRAPHIC enhancements will continue to be exclusive to NGP, and Licensee will have no right to sell a substantially-similar experience or incorporate such unique NATIONAL GEOGRAPHIC enhancements into any other itinerary that Licensee sells or operates. For the avoidance of doubt, experiences of a kind and nature legally offered by third-party cruise or travel companies shall not be deemed under this Section 7.5 (Unique NATIONAL GEOGRAPHIC Enhancements) exclusive to NGP. Further, after termination of the Agreement Licensee will not market pre-departure any association of individuals it engages that are affiliated with NATIONAL GEOGRAPHIC, including NATIONAL GEOGRAPHIC Experts.

8.	OPERATIONS

8.1            Licensee Liaison Officer. Licensee agrees to designate a liaison officer (the “Licensee Liaison Officer”) in order to facilitate the operation of the Trips in a manner consistent with NGP’s educational mission and reputation for quality, Disney Standards, and otherwise under this Agreement and to ensure that the Licensee Liaison Officer is readily available to, and will, cooperate with NGP to maximize the Parties’ performance under this Agreement.

8.2            Operations. Licensee is responsible for all Trip operations (including ship operations) and all associated expenses, including paying deposits with local suppliers, obtaining appropriate licenses and approvals, and complying with local travel regulations and other Applicable Law needed to operate the Trips.

8.3            Supply Chain Code of Conduct. Licensee agrees that it and all of its local suppliers will comply with Disney’s Supply Chain Code of Conduct, a component of Disney Standards.

8.4            NATIONAL GEOGRAPHIC Experts.

(a)	Licensee will contract directly with NATIONAL GEOGRAPHIC Experts for departures; however, NGP reserves the right to directly contract NATIONAL GEOGRAPHIC Experts in the future and separately contract with Licensee for the use of the NATIONAL GEOGRAPHIC Experts on Trips, in NGP’s sole discretion.

(b)	Licensee is responsible for managing all NATIONAL GEOGRAPHIC Experts logistics, including background checks, communications, travel arrangements, plus ones, cancellations, payments, briefing calls, lecture-topic coordination, scheduling, and provision of branded gear, name badges, and the like.

(c)	Licensee will ensure that NATIONAL GEOGRAPHIC Experts have the resources they need for presentations and understand how their role fits with other staff roles onboard. Licensee will also ensure that Trip staff are familiar with the NATIONAL GEOGRAPHIC Expert role and how it fits into the larger Trip structure and will provide support to the NATIONAL GEOGRAPHIC Experts as needed.

(d)	Licensee agrees to give NATIONAL GEOGRAPHIC Experts priority, as appropriate and practicable, when scheduling lectures and presentations in relation to any other lectures or presentations given by expedition leaders, naturalists, guest lecturers, or other Trip/cruise staff. Licensee will ensure that all presentations are Co-Branded with a consistent format.

8.5            Brand Training. NGP may provide NATIONAL GEOGRAPHIC brand training materials that Licensee can use as a basis for training all the Guest-facing staff, including expedition leaders, guides, naturalists, and NATIONAL GEOGRAPHIC Experts accompanying Trips.

8.6            Staffing. Each Trip will have ship and expedition staff. Expedition staff may include an expedition leader, naturalists, guest lecturers, guides that speak English fluently, a photographer and NATIONAL GEOGRAPHIC Experts. Licensee is solely responsible for selecting, hiring, managing, and paying the staff necessary to operate each Trip, and hiring, managing, and paying NATIONAL GEOGRAPHIC Experts (see Section 7.2(b) (Collaboration on Key Trip Components) with regard to selection of NATIONAL GEOGRAPHIC Experts). Each staff shall have credentials reasonably qualifying such person to provide substantive, informative, and educational talks to Guests, where applicable to the role, and at least two (2) staff on each Trip (except for Co-Branded Land Extensions if not reasonable due to size of the group) shall have expertise in the region that is the destination of the Trip. The background checks required by this Agreement will be conducted at Licensee’s expense. Unless NGP approves otherwise, so far as permitted by Applicable Law, a background check must include at a minimum: (i) a criminal history for each address where the staff has resided covering at least the seven (7) years immediately preceding such person’s services in relation to this Agreement; (ii) a motor vehicle report, if there is any possibility of such individual driving as part of the individual’s employment or engagement; and (iii) a nationwide registered sex offender check. A criminal background check and motor vehicle report must be re-initiated at least every three (3) years. A sex offender check must be re-initiated annually. When evaluating whether any individual with a criminal history is suitable to participate in performing the obligations under this Agreement, Licensee is solely responsible for such decision and may consider the individual’s role and responsibilities and interaction with Guests. Upon NGP’s request, Licensee will provide NGP with biographical information for any staff, and if NGP has serious concerns about the use of a particular staff member (that NGP is not required to disclose to NGP), Licensee agrees to give substantial consideration to NGP’s views in making a decision about use of the individual as staff on future Trips.

8.7            Staff Uniforms/Clothing. Licensee will ensure that all Trip staff (including any onboard crew for ship Trips), including NATIONAL GEOGRAPHIC Experts, expedition leaders, and naturalists, wear Co-Branded uniforms and clothing. Licensee will follow any Disney guidelines on sourcing related to such uniforms/clothing to ensure suppliers are approved to license NG Marks for such purpose.

8.8            Branded and Co-Branded Merchandise. To the extent any on-board merchandise is to be sold with NGP Intellectual Property or the Co-Brand, such merchandise will be subject to a separate agreement or addendum to this Agreement with a separate license and royalty, if applicable, and subject to other specific merchandising and supplier standards required by Disney.

8.9            Non-Solicitation. Licensee may not receive, and must ensure that its staff does not receive, commissions for any shopping purchases made by Guests during the Trip. Licensee must stipulate in its agreements with Other Providers that there will be no commissions paid to Licensee’s Other Providers or their staff for purchases made by Guests during the Trip.

8.10            Medical Support. Licensee will ensure that each ship will have medical professionals on board, including a physician, except as otherwise agreed in writing by the Parties’ respective medical advisory teams. Notwithstanding the foregoing, for charter vessels where there is a physician available in each port and Guests can have easy access to such physicians within a day, a medical professional is not required to be on board. In the event Licensee is unable to secure a physician for its owned U.S. flagged vessels, a nurse practitioner, or physician’s assistant shall satisfy this requirement if permitted by Applicable Law and acting under the direction of Licensee’s lead medical doctor. Licensee will ensure that for all Trips all expedition leaders, Trip leaders, and naturalists are trained in First Aid, carry First Aid kits and appropriate equipment to facilitate a medical evacuation, including an AED on shore, an automated external defibrillator, and a reasonable supply of customary and appropriate medications available.

8.11            Trip Materials. Licensee will produce, at its own cost, any Trip operations materials (both digital and in paper copy) for Guests. NGP shall review and approve the Trip operations material templates for all Trips. Before each Departure Date, Licensee agrees to send the applicable expedition leader and guides, NATIONAL GEOGRAPHIC Experts, and photographers copies of any pre-Trip materials sent to the Guests.

8.12            Product Quality.

(a)	Licensee will track and report to NGP for each Departure Date, on a Quarterly basis and on an annual basis, product quality scores for a variety of core components (subject to change upon NGP’s reasonable request), such as: overall experience; likelihood to return; expedition staff; accommodations; dining; transportation; guides; activities and variety of activities; pace; activity level; itinerary; pre-Trip documents; pre-Trip customer service; and branded items (swag).

(b)	Licensee must maintain a minimum annual average of product quality scores of [***] based on Guest feedback related to the overall experience. If these annual averages are not maintained, NGP will have a specific termination right (see Section 29.6(b) (Product Quality Benchmarks)). Licensee also agrees to investigate in the event any individual ship scores less than the average fleet score by more than [***] and put in place action plans for improving the overall experience on such ships. If external factors (e.g., weather, airline operations, entry into new international markets, and the like) impact the Guest experience, those Departure Dates should be discussed and, if the Parties so agree, excluded from the averages.

8.13            Release of Liability. To the extent permitted by Applicable Law, for all Trips, Licensee must ensure that each Guest agrees in writing to be bound by and subject to the then-current versions of the Cruise Ticket Contract Terms as a condition of such Guest departing on a Trip. The Cruise Ticket Contract Terms must include a complete release of liability against NGP, Disney, and Disney Affiliates for any and all claims related to the Trip, the wording of such release subject to NGP’s review and approval.

9.	SECURITY, SAFETY, HEALTH, AND WELFARE

9.1            Approval and Operation of Itineraries. Licensee does not have the right to market, sell, or operate Trips in Sanctioned Countries or destinations not approved by Disney or its Affiliates.

9.2            Crisis and Emergency Management. Licensee must have, and provide to NGP annually, a crisis and emergency management plan with protocols for identifying security, health, and physical hazards as well as emergency protocols. Licensee agrees to work with Disney Global Security and NGP Security teams on this plan.

9.3            Information Sharing. Licensee must keep NGP informed regarding any significant security, safety, health, or welfare issues that could impact the Guests, itineraries, onshore experiences, or onboard experiences or if there is any issue that could reasonably be expected to be viewed negatively in public perception.

9.4            Licensee Changes and Cancellations.

(a)	Licensee has the right to make reasonable changes to the itinerary of a Trip while it is operating in the event of changed circumstances beyond Licensee’s reasonable control to accommodate the security, safety, health, or welfare of the Guests, subject to notifying NGP of significant changes as soon as the changes are made.

(b)	If either Party has material concerns with respect to the security, safety, health, or welfare of the Guests, the Parties may mutually agree to revise the itinerary to avoid any area of concern or cancel the Trip, depending on the circumstances. In the absence of such an agreement, either Party will have the right to cancel any Trip at any time prior to or during the Trip for such security, safety, health, or welfare reasons, with the Party wanting to cancel first consulting with the other Party, so long as such other Party makes themselves available. Recognizing timely guest communications are paramount in the case of a relatively late itinerary change or departure cancellation, NGP will respond to proposed language from Licensee within forty eight (48) hours of receipt.

10.	CONTACT CENTER AND CUSTOMER SERVICE

10.1           Contact Center and Reservations. Licensee is responsible for operating Contact Centers, and all associated expenses, for all inquiries and reservations relating to the Trips, including training dedicated staff to respond to inquiries and ensuring responsiveness. Licensee shall establish an appropriate telephone number valid for direct calls placed within the Sales Territories for Guest and Prospect service requests and to respond to direct emails from Guests and Prospects. Licensee is responsible for adhering to Disney Standards.

10.2           Communications and Customer Service. Licensee is responsible for any pre-Trip, on-Trip, and post-Trip communications and customer service and all associated expenses. Licensee is responsible for ensuring high standards with regard to customer service and customer satisfaction.

10.3           Inventory Management. Licensee is responsible for managing Trip inventory and reservations (direct online, direct offline, and via travel agents/partners) and all associated expenses.

10.4           Payment Processing. Licensee is responsible for receiving and processing Guest payments either directly or via a third party and all associated expenses (e.g., credit card processing fees).

10.5           Sales and Distribution. As described in more detail in Section 19 (Sales Channels and Distribution Channels) below, Licensee is responsible for sales and distribution of Trips through Distribution Channels. Licensee is also solely responsible for paying any commissions to third parties and all associated expenses.

11.	INSPECTIONS, COMPLIMENTARY TRIPS, FAMILIARIZATION TRIPS

11.1           Inspection Trip. NGP has the right to inspect any Trip itinerary annually as a Complimentary Trip.

11.2           Allocated Complimentary Trips. In addition to any Complimentary Trips for inspection purposes, NGP shall receive [***] Complimentary Trips annually for NGP’s use for any purpose. NGP shall be able to roll over any unused Complimentary Trips for one (1) year. This number of Complimentary Trips is based on a nine hundred seventy (970) passenger fleet capacity; NGP shall receive additional Complimentary Trips on a pro-rata basis based on owned fleet capacity growth. NGP may select such Complimentary Trips on any Departure Dates that are available, but will consider Licensee proposals on alternative departure dates for Complimentary Trips that are not inspection trips to minimize impact on Eligible Revenue.

11.3           Other Complimentary Trips. Licensee shall also reasonably agree to Complimentary Trips outside of the allocated number to familiarize NGP/Disney team members with the product or send media and travel agents as familiarization trips.

11.4           To the extent a Complimentary Trip is utilized on a Co-Branded Expedition Cruise, the nights allocated shall be excluded from Guest Nights Sold in calculating the Annual Occupancy Percentage for Co-Branded Expedition Cruises.

12.	LICENSEE GROUP BOOKINGS

12.1           NGP recognizes that Licensee has a long history of working successfully with a number of organizations and affinity groups. NGP agrees with offering space on Trips to non-profit museums, historical societies, conservation groups, and university alumni associations. With respect to other potential Group Bookings, Licensee agrees not to knowingly (upon reasonable due diligence) offer Charters or space on Trips to organizations whose mission is inconsistent with the NATIONAL GEOGRAPHIC mission or brand. In case of doubt, Licensee shall discuss the matter in advance with NGP and if NGP holds a reasonable opinion that such inconsistency exists, Licensee agrees not to work with such organization.

13.	[***] DISNEY GROUP SPACE AND DISNEY CHARTERS

13.1           Licensee shall provide to Disney Charters [***]. If Disney requests a Charter for a Departure Date, Licensee shall hold that Departure Date for the Disney Charter after receipt of a [***] deposit from Disney or its Affiliate. [***].

13.2           Licensee shall provide to Disney for any group space [***].

14.	MEMBERSHIP INCENTIVE PROGRAMS

14.1           Licensee will continue to implement and honor the existing terms for collaboration on NGP’s Membership Program (formerly known as Lifelong Explorer Program) and NGP legacy membership discount until further notice from NGP, in each case as provided to Licensee prior to the Effective Date.

14.2           [***].

14.3           NGP acknowledges that Licensee will continue to implement and honor Licensee’s Friends for Life Membership Program existing terms as provided to NGP prior to the Effective Date for existing members.

14.4           [***].

15.	FLEET AND CAPACITY

15.1           Owned Ships. Licensee will provide dedicated NATIONAL GEOGRAPHIC-named and branded ships for its entire owned fleet and include NATIONAL GEOGRAPHIC branding throughout the ship’s interiors, including NATIONAL GEOGRAPHIC magazines, books, maps, films and documentaries, screen branding, photography, Trip documents, and content (such NATIONAL GEOGRAPHIC branding requirements and items shall be at Licensee’s cost). All such branding of ships shall be subject to NGP approval.

15.2            Charter Ships. NGP acknowledges that any ships that Licensee Charters for operation of certain Trips will not be branded NATIONAL GEOGRAPHIC on the ship itself, but branding within the ship or on the exterior of the ship, to the extent legally permissible and feasible, will incorporate NGP Intellectual Property as set forth in Disney Standards.

15.3            Owned Fleet Capacity. Licensee agrees to provide owned fleet capacity available to sell equal to or greater than 275,000 Available Guest Nights per year. If capacity decreases below 275,000 Available Guest Nights during a year, NGP will have a right to terminate this Agreement under Section 29.6(c) (Fleet Capacity).

15.4            Fleet Modernization Plan. Licensee agrees to formalize a fleet modernization plan and disclose that plan to NGP [***] after the Effective Date (including a timeline to retire older tonnage). For any ships older than [***], Licensee agrees to conduct annual third-party (e.g., ABS, DNV, and Lloyds Register) reliability and end-of-life assessments for operations. Licensee agrees to implement corrective action within a reasonable timeframe for any non-conformity or observation. NGP and Licensee agree that either Party may request a second opinion to the extent there is a dispute about the recommendations or recommended implementations in such third-party assessment.

15.5            Fleet Management Processes and Systems. Licensee agrees to implement, to the extent not already in place as of the Effective Date, modern fleet management processes and systems [***] after the Effective Date, including:

(a)	Voyage Planning. Using a modern voyage planning system (e.g., [***]). Licensee agrees to provide visibility into this system to the Disney Signature Experiences fleet operations team via a modern system (e.g., [***]), to follow industry best practices, and to use systems (e.g., [***] ice navigation system) in polar areas.

(b)	Crew Training. Ensuring that crew on each ship undergo formal training (e.g., training courses and simulation training), and that all crew on ships operating in polar waters are trained as per the IMO Polar Code requirements. Licensee agrees to use bridge and engine room resource management processes consistent with industry best practices for rated positions and to implement other risk-reduction measures that are consistent with industry best practices (e.g., operating with ice pilots onboard).

(c)	Safety Management. Operating a safety management system which is standardized across its fleet (e.g., processes, contingencies, and incident reporting) with ship-specific and flag-state notes and instructions. Licensee agrees to maintain a formalized incident reporting system with established thresholds for notification and investigation of incidents via a modern system (e.g., [***] system or equivalent root cause analysis system).

16.	SUSTAINABILITY

16.1            Sustainability Plan. Licensee agrees to create and implement a sustainability plan, which NGP has approved (the “Sustainability Plan”), within one (1) year after the Effective Date that addresses any issues found in the American Bureau of Shipping’s sustainability assessment of Licensee’s organization and fleet as disclosed to Licensee prior to the Effective Date. The Sustainability Plan’s key components would include:

(a)	Decarbonization. A commitment to Science Based Targets approved by the Science-based Targets initiative (SBTi) by no later than the end of 2027 that show tangible efforts to move towards decarbonization and reduce greenhouse gas emissions and reduce reliance on carbon offsets. Licensee agrees to analyze ship design, fuel innovation, and process innovation alternatives as they continue to develop over time to form a decarbonization strategy for all current and contemplated vessels.

(b)	Carbon Neutrality and Carbon Offsetting. A commitment to remain carbon-neutral and provide NGP visibility into carbon-offsetting projects and influence over carbon-offsetting decisions.

(c)	Community Engagement. A commitment to support local communities and ecosystems.

(d)	ESG Reporting. A commitment to increasing transparency by publishing a data-driven ESG report that includes quantitative metrics on scope 1 and 2 greenhouse gas emissions by June 30, 2025, and on an annual basis thereafter, in addition to any applicable reporting laws.

(e)	Governance. A commitment to adopt Disney Standards related to sustainability governance.

17.	MARKETING, BRANDING, DATA, AND CONTENT

17.1            Joint Marketing Objectives. NGP and Licensee agree to cooperate in good faith to achieve the Objectives, including developing and implementing the following joint marketing objectives (the “Joint Marketing Objectives”):

(a)	Develop an aligned model of working together as a Co-Brand that emphasizes shared goals, joint planning, and optimization of resources;

(b)	Generate new-to-brand leads and Guests from Disney (including other NGP business units) and Licensee networks;

(c)	Collaborate for effective organic and paid search strategies for the Co-Branded product; and

(d)	Grow profitability domestically with a secondary focus on global growth.

17.2            New Brand Identity. The Parties agree to create a Co-Brand in mutual collaboration with each other.

(a)	Timeline. The Parties will agree on the new Co-Brand and its related rollout process and rollout timeline within twelve (12) months after the Effective Date.

(b)	Brand Inclusion, Prominence, and Collaboration Process.

(i)	The Co-Brand will include both the “NATIONAL GEOGRAPHIC” and “LINDBLAD EXPEDITIONS” brand names in both the logo and the word mark. “NATIONAL GEOGRAPHIC” will be the leading and more prominent brand.

(ii)	NGP will work collaboratively with Licensee to develop a mutually-agreeable new Co-Brand, with such collaboration to include brief writing, creative development process, and reviews. NGP will lead the development process. NGS may require approval of any Co-Brand prior to launch/publication. NGP will fund this process.

1.	If there is a concern that the new Co-Brand is not meeting the Joint Marketing Objectives, then an alternative proposed Co-Brand may be tested with past guests and Prospects to gather insights, including perceptions on brand recognition and clarity. The costs of such testing will be shared equally by the Parties. For the avoidance of doubt, results of testing and any preferences for another design of the brand will not necessarily mean that the alternative will be selected by NGP.

2.	NGP will have final approval rights of branding and brand positioning, including the form of the Co-Brand (subject to consultation with and the reasonable input of Licensee) as described above.

3.	Any future changes to the Co-Brand are subject to this same process, understanding any such initiation shall be limited during the Term and with reasonable basis.

(c)	Brand Positioning. The Co-Brand will be supported by documentation, including brand positioning and similar guidelines. NGP will fund this process.

(d)	No Registration. Neither Party may seek to register with the U.S. Patent and Trademark Office or similar protection for any Co-Brand because each part of the Co-Brand is owned by different companies, and neither Party is permitted to own or register the trademark of the other. The Parties agree the Co-Brand will not be registered by either Party; however, each Party retains the right to register trademarks for its own individual brand worldwide, to the extent applicable. At the reasonable request of a Party, and considering the design of the Co-Brand, the other Party shall consider whether further action can and should be taken for potential protection of the Co-Brand, including potential registration of the Co-Brand as a copyright, for enforcement (including DMCA) purposes.

(e)	Transition to New Co-Brand. The Parties will transition all instances of the existing co-branded logo and wordmark utilized pursuant to the Existing Agreements to the new Co-Brand within an agreed upon reasonable time after the completion of the Co-Brand development, each at their own expense.

(f)	Promotion. NGP will include the Trips and the Co-Brand in multi-product and portfolio communications, marketing, and media for the NATIONAL GEOGRAPHIC EXPEDITIONS brand to support the Joint Marketing Objectives. Licensee may include Co-Branded products in its broader media, marketing and advertising to support the Joint Marketing Objectives, as long as the communications do not imply the other non Co-Branded products being promoted are part of the Co-Brand and there is clear separation between non Co-Branded and Co-Brand products. For the avoidance of doubt, Licensee will submit to NGP for approval any use of the Co-Brand in its broader media, marketing, or advertising to NGP for review and approval.

(g)	Third-Party Distribution. NGP will leverage Disney relationships with existing and future Disney travel advisor sales efforts to grow the prominence of the Trips.

(h)	Ship Naming. Licensee has the right to keep the current naming of any current ships that include the format of “NATIONAL GEOGRAPHIC X”, e.g., “NATIONAL GEOGRAPHIC RESOLUTION,” that feature the yellow border with such rights to use the intellectual property subject to Disney Standards. For clarity, the co-branded logos utilized pursuant to the Existing Agreements will be replaced by the Co-Brand. Use of “NATIONAL GEOGRAPHIC” in any future ship name is subject to NGP’s approval, with such approval not to be unreasonably withheld.

(i)	Monitoring. Both Parties will monitor the integrity of the Co-Brand and the existing NG Marks and Licensee Marks and continue to raise any issues to the Marketing Committee.

17.3            Joint Planning.

(a)	To align on the sales, marketing, and media strategy, Licensee and NGP agree to collaborate and use good-faith efforts to develop joint marketing plans that are approved by both Parties to drive the Joint Marketing Objectives.

(i)	As soon as possible, the Parties will create a Marketing Committee.

(ii)	The Marketing Committee will meet no less than Quarterly for a joint strategic planning session to align marketing and media support.

(iii)	The Marketing Committee will develop a shared marketing and media plan for each year, including the annual plan for the Joint Marketing Allocation.

(iv)	The Marketing Committee will review the Joint Marketing Objectives annually and decide whether any changes are required or appropriate given the past year’s performance.

(b)	In all collaborative marketing efforts and discussions, Licensee and NGP agree not to unreasonably withhold consent for any decision, provided, however, that NGP has the right to withhold its consent for any effort, program, or initiative that NGP believes, in its sole judgment (giving due consideration to the Objectives), is detrimental to the NATIONAL GEOGRAPHIC brand.

(c)	If the Marketing Committee cannot reasonably agree on a material strategic decision, including but not limited the Joint Marketing Allocation, the issue will be subject to escalation in accordance with Section 32 (Governing Law, Jurisdiction, and Dispute Resolution).

17.4            Joint Marketing Allocation.

(a)	The Parties will create a joint marketing spending plan for each calendar year and allocate funds as follows:

(i)	Each Party will each year equally allocate the greater of [***] or [***] payable by Licensee to NGP for that upcoming calendar year, (the “Joint Marketing Allocation”) (i.e., if in [***], then each Party shall allocate [***] to the [***] joint marketing spending plan), unless, during the plan development period or at any time during the year, the Parties agree to a lower allocation or spend for such year.

(ii)	The Parties will agree on a reasonable method to facilitate payments agreed by the Marketing Committee to be spent by the Joint Marketing Allocation and to reconcile and provide supporting documents to the other Party’s satisfaction in relation to such approved spending with such method to minimize the transactional burden and costs and recognizing one Party shall not unreasonably bear the burden of payments for agreed upon time periods.

(iii)	Either Party may unilaterally allocate additional funds to the Joint Marketing Allocation, although that will not obligate the other Party to match or otherwise allocate any additional funds.

(iv)	The Parties may agree to add equal additional funds to support incremental or unplanned opportunities, ship launches, and similar activities.

(b)	The Marketing Committee will be responsible for determining use of the Joint Marketing Allocation and at all times will negotiate in good faith and use best efforts to reach mutual agreement on the plan to spend the allocated funds before the start of the next calendar year.

(i)	The Joint Marketing Allocation will be spent exclusively to promote Trips.

(ii)	The goal of the Joint Marketing Allocation is to spend money on upper- and mid-funnel activities. Upper- and mid-funnel activities include, but are not limited to awareness advertising, digital display marketing, brand activations, or broadcast for Departure Dates in current years and future years. However, the Marketing Committee can agree to spend funds in the Joint Marketing Allocation on any activities or channels, including search and direct mail. To the extent the Parties agree to allocate spending to any external labor costs for the creative generation of such activities, a comparable allocation for internal labor costs for the creative generation of such activities by an Affiliate that may be utilized to deploy such tactics shall be considered.

(iii)	Some portion of the Joint Marketing Allocation will be directed to leverage opportunistic or newsworthy events that arise during the year.

17.5            NGP Activations and Cross Marketing.

(a)	NGP will engage directly with other Disney Affiliates to deliver and fund a minimum of [***] marketing activations per year (targeted to regions where Licensee has an exclusive license pursuant to this Agreement) which will promote Trips utilizing assets owned or controlled by other Disney Affiliates.

(i)	Examples of these integrations might include a Trip [***]; provided, however, that these examples are for illustrative purposes only and NGP is not guaranteeing these exact activations.

(ii)	NGP will use reasonable efforts to explore more comprehensive activations, [***]; provided, however, that these examples are for illustrative purposes only and NGP is not guaranteeing these exact activations.

(iii)	For clarity, these activations shall be entirely funded by NGP and shall not be part of the Joint Marketing Allocation unless mutually agreed otherwise.

(b)	NGP will market the Trips to Disney’s highest potential internal guests, including Disney Cruise Line, Disney Vacation Club, Adventures by Disney, and similar audiences.

(i)	NGP will use reasonable efforts to include the Trips in online cross-sell, onboard marketing, in-destination marketing, and other opportunities as appropriate.

(ii)	To the extent any efforts in these channels are solely promoting the Trips, the Parties can agree to fund the efforts with the Joint Marketing Allocation, as agreed to in the annual and Quarterly joint planning sessions.

(c)	[***].

17.6            Collaborative Websites and Search Marketing.

(a)	The Marketing Committee will develop a strategy for websites, calls to action, landing pages, and domains designed to maximize the Joint Marketing Objectives, including search marketing goals. See Section 18 (Websites, Technology, and Business Systems) for additional details.

(b)	The Marketing Committee will develop a strategy to consolidate search marketing for the Co-Brand and Trips to a single team (the “Search Marketing Team”).

(i)	The Search Marketing Team will be responsible for managing the paid search campaigns that maximize total return across all websites, under the direction of both NGP and Licensee to ensure coordination and drive the organic search strategy.

(ii)	The Marketing Committee may agree to allocate a portion of the Joint Marketing Fund towards search marketing or towards funding the overhead or activities of the Search Marketing Team, and either Party may choose to add incremental funds to the search budget at any time.

(iii)	The Search Marketing Team will initially be led by Licensee with NGP consultation, but that structure can be re-evaluated by the Marketing Committee.

(iv)	For the avoidance of doubt, the Search Marketing Team will be subject to guidelines that must be approved by NGP to ensure the focus of the Search Marketing Team relates only to the Co-Brand and Trips and will not conflict with any NGP guidelines for search marketing for other NGP trips or other NGP or Affiliate trips licensed to use NGP Intellectual Property.

17.7            Guest Data.

(a)	In its first year, the Marketing Committee will develop a strategy for collecting marketing opt-ins and if necessary, managing opt-outs, for Trips. The intent is to collect all opt-ins for both Parties for Guests and Prospects on the Business Website. For the avoidance of doubt, NGP has no obligation to collect opt-ins separately for the Co-Brand as part of its overall NGP/Disney opt-in process on the NGP site. Licensee shall include affirmative opt-ins for all Guests in which the Guests agree that the specific data indicated in the opt-in may be shared by both Licensee and Disney for (i) the purposes indicated and (ii) marketing purposes. Licensee alone is responsible for ensuring that the Business Website and any opt-ins comply with Applicable Law. Licensee shall only share the specific data points requested by Disney and shall never share any payment card or bank payment information with Disney.

(i)	Once the Marketing Committee develops an opt-in strategy and opt-out management process in accordance with each Party’s privacy policy and Applicable Law, each Party will develop appropriate operational procedures to share opted-in data on a regular basis. To the extent there are changes in Applicable Law that may impact the Parties’ goals in collection and sharing of Guest data, the Parties shall work together creatively and collaboratively to achieve the goals in this Agreement while continuing to be in compliance with Applicable Law.

(ii)	In the event of notice of termination of this Agreement, the Marketing Committee will immediately develop a plan to unwind any such opt-in strategy and develop a new approach that does not include the sharing of Guest data for uses in conjunction with any products Licensee develops to sell without the Co-Brand. For the avoidance of doubt, any Prospects or bookings for the Co-Brand shall continue to have the opt-in for both brands.

(iii)	Each Party has the right to use the data in accordance with its own privacy policy stated at the time the permission is collected.

(iv)	Licensee will send operational emails to all Prospects and Guests regardless of marketing opt-in status.

17.8            Direct Marketing.

(a)	Licensee will lead design, production, and printing of direct marketing pieces (e.g., emails, catalogs, and direct mail). NGP shall review and approve all proposed uses of NGP Intellectual Property.

(b)	Direct marketing pieces will be produced using the Co-Brand and be the same marketing pieces used for all Guests and Prospects.

(c)	For names that are jointly collected and opted-in to both NGP or an Affiliate of NGP with respect to NATIONAL GEOGRAPHIC travel and Licensee (“Duplicate Names”) or Licensee-only, the Parties’ intent is that Licensee will be responsible for the fulfilment of direct marketing to those names.

(i)	The Parties will use a third-party resource to identify any Duplicate Names and only such Duplicate Names will be shared with Licensee.

(ii)	Licensee will deploy direct marketing to all Duplicate Names on behalf of the Co-Brand following Licensee contact strategy at its own expense.

(d)	For names that are opted-in to only NGP, an Affiliate of NGP with respect to NATIONAL GEOGRAPHIC travel, and/or Disney, NGP will use reasonable efforts to deploy printed and digital direct marketing created by Licensee with respect to those names, if permitted by the Disney privacy policy.

(i)	Licensee and NGP will each independently set the contact strategy for its own lists, provided such contact strategy is designed to drive the Joint Marketing Objectives. The Parties will share their contact strategies at the Marketing Committee meetings.

(ii)	NGP will mail, at its expense, including but not limited to paper, printing, postage, a printed version of the primary Co-Brand catalog to its list of names opted-in to only NGP, an Affiliate of NGP with respect to NATIONAL GEOGRAPHIC travel, and/or Disney a minimum of [***].

18.	WEBSITES, TECHNOLOGY, AND BUSINESS SYSTEMS

18.1            The on-line presence of Trips will be primarily through a website (and related (such as a mobile application) or successor call centers or platforms) designed and maintained by Licensee (the “Business Website”) that features only Trips and which the Parties will agree as to whether the Business Website should be separate from any Licensee website or included in Licensee’s overall existing website. To the extent that the Business Website is separate from any Licensee website, Licensee will ensure that only Trips are featured on such Business Website and follow NGP branding and look and feel, as approved by NGP. To the extent that the Business Website is not separate from any Licensee website, any other pages that do not address the Co-Brand and Trips will have limited to no references to the Co-Brand or Trips (excluding, e.g., websites for investor relations, customer service, etc. that may include limited references or information regarding the Trips and other matters not related to the Co-Brand or related operations).

18.2            NGP has final approval regarding the use of all NGP Intellectual Property on the Business Website. All bookings shall be fulfilled by Licensee on the Business Website. NGP shall provide links from its NATIONAL GEOGRAPHIC EXPEDITIONS website to the Business Website.

18.3            Promptly upon execution of this Agreement, the Marketing Committee will work with the internal teams of Disney and Licensee to (i) determine the overall flow between NGP’s websites and the Business Website and whether such Business Website should be a third website in addition to Licensee’s current website; and (ii) in such determination, address the cost allocations related to the flow of information, in line with the Joint Marketing Objectives, including whether such costs shall be considered in the Joint Marketing Allocation or separately.

18.4            Licensee will facilitate inclusion of the Trips on any NGP website and other third-party websites/booking systems, as required in compliance with Disney Standards, and provide pricing in multiple local currencies and multiple local languages (if required by Applicable Law or requested by NGP).

18.5            Licensee must comply with Disney Standards regarding Personal Information protection encryption; Compliance with Disney ISPS; PCI; and domestic/international regulatory requirements (including, but not limited to, CCPR, EU GDPR, UK GDPR, VPPA, and COPA) and continue to comply with updates to Applicable Law and other Disney policies as notified from time to time.

18.6            Disney, NGP, and Licensee Confidential Information must be encrypted during transfer and while at rest, and multifactor authentication for remote access, automated patching, server protection, and server continuity programs must all be in place.

18.7            Licensee will maintain an Application Programming Interface (API) feed for system integrations, explore any system adjustments required to interface between systems, and support data integrity and security between Licensee and NGP.

18.8            Subject to the Parties’ respective privacy policies and the other terms of this Agreement, Licensee shall provide Disney with complete data access. This includes the ability to create, read, update, and delete data so that Disney can consistently report and reconcile required data.

19.	SALES CHANNELS AND DISTRIBUTION CHANNELS

19.1            Licensee is responsible for marketing and selling Trips using its global sales capabilities and infrastructure, including but not limited to Licensee’s owned channels or Distribution Channels and all associated expenses. NGP agrees to the initial Distribution Channels set forth in Schedule 5 (Certification Sample Letter). The Parties shall annually review the Distribution Channels and those new and additional channels approved by NGP shall be added in the Certification Letter as detailed in Section 3.7.

19.2            Licensee has the right to sell the Trips in the Sales Territories. Licensee will develop (to the extent it does not already have) appropriate booking capabilities in local currency (and local language, if applicable) according to local Applicable Law including providing appropriate bonding per market.

19.3            NGP will support Licensee’s sales efforts and engage with the Disney Travel Agency Rewards Program to promote the Trips. Any travel agents connected to Licensee by NGP will contract and book directly with Licensee, who will pay the agreed travel agent commissions to the travel agents directly. [***]. Licensee will promote the Co-Brand and Trips in any multi-product portfolio communications to the trade for Licensee.

19.4            To the extent Licensee wishes to use Distribution Channels, Licensee shall:

(a)	ensure NGP approves such Distribution Channel and the Parties shall agree on a reasonable method to ensure NGP visibility as to third parties and their use of NGP Intellectual Property;

(b)	ensure the Distribution Channel only uses NGP Intellectual Property to sell Trips (and not to elevate the third-party brand), uses only pre-approved marketing materials adhering to Disney Standards, and avoids any misuse of NG Marks with the third-party brand;

(c)	ensure that the use of NGP Intellectual Property shall be limited to the approved uses; and

(d)	if additional use of NGP Intellectual Property is desired, a direct marketing agreement between NGP and the Distribution Channel may be necessary unless NGP otherwise agrees in writing for specific campaigns.

19.5            The Parties agree that they shall use reasonable efforts to have the sales launch date for Trips be the same for NGP and Licensee, with NGP-style content created and approved before the sales launch.

20.	PUBLICITY, PUBLIC RELATIONS AND PUBLIC AFFAIRS

20.1            Licensee must adhere to Disney Standards and submit all Public Relations (“PR”) communications related to the Trips to NGP for review and approval, with a minimum of three (3) weeks (or reasonable shorter period where Licensee reasonably identifies exigent circumstances and such requests for a shorter review be on a sparing basis) to review and provide feedback. PR communications include, but are not limited to, press releases, executive letters, and other forms of announcement communications. NGP must approve all such communications prior to use. The decision to remove NG Marks or the Co-Brand (if press release will be Licensee branded only) must be mutually agreed upon.

20.2            The Parties will work together to create and design PR plans, strategies, tactics, and campaigns, and Licensee will provide an editorial calendar of upcoming press releases, tactics, and campaigns ideally six (6) months in advance, as well as present NGP with any PR and media opportunities for visibility and/or influencer opportunities for vetting.

20.3            Licensee will provide NGP with visibility into familiarization trips and confirmed media (whether print, broadcast, internet, social media, or any other kind) requesting to work or film on a Trip, planning to participate on a Trip, or who approach Guests while on a Trip. Prior to pitching stories to media, Licensee will review the media lists with NGP. NGP message points related to the Co-Brand will be incorporated when media is hosted by Licensee. For media or familiarization trips, Licensee will select a departure with a NATIONAL GEOGRAPHIC Expert where reasonably feasible.

21.	DATA PROTECTION

21.1            Licensee Acting on Behalf of NGP. To the extent that U.S. Prospects’ and Guests’ Personal Information is Processed under this Agreement by Licensee as a Processor (as defined in Schedule 3 (Data Protection)) in accordance with Attachment 1 to Schedule 3 (Data Protection), Licensee agrees to comply at all times with all the obligations and requirements set forth in Schedule 3 (Data Protection). Any Processing of non-U.S. Prospects’ and Guests’ Personal Information shall be undertaken in accordance with Section 21.3.

21.2            Additional Data Protection Considerations. For all Guests and Prospects from which Personal Information (as defined in Schedule 3 (Data Protection)) is collected, Licensee shall ensure such Guests and Prospects are clearly and conspicuously notified of how Personal Information will be utilized and shared with NGP, in addition to any requirements of Applicable Law.

21.3            Subject to Section 17.7 (Guest Data), for each Guest and Prospect who consents via opt-in to marketing or other sharing for other purposes with NGP, NGP will have the right to use such Personal Information for promotional and marketing purposes or other purpose as agreed by the Guest or Prospect, whether with regard to Trips, or otherwise, in conformance with its privacy policy, thus acting as independent Controller in the processing of Guest Personal Information. Notwithstanding any Guest data NGP may specifically request during the Term as set forth in Section 17.7 (Guest Data), this Section 21 (Data Protection) and Schedule 3 (Data Protection) contemplate only Licensee Processing Personal Information on behalf of NGP from U.S. Prospects and Guests for the purpose of marketing. Any further Processing or transfer of Prospect or Guest data, and any Applicable Law requirements regarding transfers of such Prospect or Guest data and contractual agreements regarding such Prospect or Guest data shall be reflected in an amendment to this Agreement (including Schedule 3 (Data Protection)).

21.4            Prohibition on Use or Sharing of Guest Data by Staff, Contractors, or Sub-Processors. While some Guests establish lasting personal friendships with Guides, NATIONAL GEOGRAPHIC Experts, photographers, guest speakers, expedition leaders, naturalists, and/or Sub-Processors, such Persons are not permitted to use Guest Personal Information for any purposes, including marketing products or services and competing cruises, trips, or workshops, to solicit donations, or to proselytize (e.g., to promote a political party or a religious denomination). Licensee must use its best efforts to ensure that the guides, NATIONAL GEOGRAPHIC Experts, photographers, expedition leaders, and/or Sub-Processors conform to this requirement and immediately notify NGP if there is a breach of this provision.

22.	AUDIT

22.1            For the purposes of this Section 22 (Audit), any reference to Licensee shall also include Licensee’s Affiliates that are engaged in relation to this Agreement.

22.2            Licensee shall keep complete, transparent, and accurate books and records related to this Agreement and the business Licensee conducts pursuant to this Agreement, including all Royalties due to NGP. Such books and records must state in reasonable detail the purpose of each expense and the receipt and distribution of funds and assets, and will include:

(a)	Guest bookings and payment documentation;

(b)	the Sales Price, Retail Trip Price, and other prices, as applicable;

(c)	any applicable discounts or credits;

(d)	payments made to third parties; and

(e)	any other documentation that an auditor customarily would use to validate that appropriate bookings were made as well as NGP entitled payments, payments made, and reports provided by Licensee to NGP pursuant to this Agreement.

For clarity, nothing herein (including Section 25.5) shall require Licensee to provide access to or to disclose information where such access or disclosure would contravene any law, or regulation, or, in the opinion of legal counsel, would result in the waiver of any legal privilege or work-product protection.

22.3            NGP, Disney, or their representatives have the right to audit Licensee’s books and records during the Term and for five (5) years following the end of the Term (whether by expiration or termination) by giving Licensee five (5) business days’ advance written notice and no more frequently than once in any twelve (12) month period except upon reasonable basis for an additional audit in a shorter period, to verify the accuracy of the Royalty calculations and payments hereunder after any period covered by a previous audit (if any). Any audit will be initiated only during normal business hours and will be organized to be as minimally disruptive as possible to Licensee’s business. Licensee shall reasonably accommodate NGP’s requests regarding such books and records, including that such records be provided electronically, and must fully cooperate with any reasonable request of NGP’s representatives and independent accountants conducting any inspection or audit.

22.4            If an audit shows a discrepancy or raises an issue with respect to the Royalty due to NGP, NGP will notify Licensee and request an explanation. If the explanation is not satisfactory to NGP in its reasonable opinion, NGP has the right to enforce all rights and pursue all remedies available to it under this Agreement. In any event, if such audit reveals an underpayment of Royalties to NGP, Licensee must pay NGP the Royalty revealed by the audit to be owed within thirty (30) days after NGP’s request, and if such audit reveals an overpayment of Royalties to NGP, NGP must pay Licensee the amount accurately revealed by the audit to be overpayment of Royalties within thirty (30) days after Licensee’s request. Overpayment of any amounts shall not result in an interest credit.

22.5            NGP shall bear all costs of conducting any audit pursuant to this Section 22 (Audit); provided, that if an audit reveals an underpayment of more than [***] between the Royalty paid and the Royalty owed, Licensee also must pay NGP all reasonable direct and indirect audit costs incurred by NGP within [***] after NGP’s request and provision of documentation reasonably evidencing such amount.

22.6            All information revealed to NGP or its representatives and auditors under this Section 22 (Audit) will be treated as Confidential Information of Licensee and its Affiliates.

22.7            If Licensee fails to (i) keep, maintain, and/or provide adequate books and records for one (1) or more month, or (ii) permit NGP or its representatives to exercise its audit rights, NGP shall be entitled, without prejudice to any other right or remedy available to NGP, to draw inferences adverse to Licensee and assess the amounts owed by Licensee to NGP in NGP’s reasonable discretion, based on, among other factors, the books and records Licensee has kept, if any, market conditions, sales of similar items, and any other reasonable estimates and assumptions NGP deems appropriate.

23.	INSURANCE AND LIABILITY

23.1            Licensee must in all respects comply with the minimum requirements as set forth in Schedule 4 (Insurance).

23.2            Notwithstanding the requirements set forth in Schedule 4 (Insurance), Licensee will ensure it has all local and commercially standard insurance protections in place, with minimum levels required by Disney, and that it is fully compliant with all industry and government regulations (such as IMO, CLIA, AECO, IAATO, Flag State, Port State, national and local government) and all other Applicable Law including those with respect to marketing, sales and operations.

23.3            The Parties agree and acknowledge that:

(a)	the relationship between Licensee and Other Providers will be as a third-party contractor;

(b)	all Guests may be subject to the terms and conditions of a contract with Other Providers covering services provided to the Guest, provided that, except for forum, methodology of litigation, and statutory requirements, such terms and conditions are not materially inconsistent with the Cruise Ticket Contract Terms; and

(c)	except for the indemnification responsibilities in this Agreement and/or unless as otherwise provided by Applicable Law, no admission of responsibility and liability is allowed to be made by Licensee or NGP without the other Party’s prior written consent, and Licensee and NGP disclaim all responsibility and liability for those portions of the Trip during which liability and responsibility are governed by the conditions of the contract of carriage or by contracts with Other Providers.

24.	FORCE MAJEURE

24.1            Neither Party will be in breach of this Agreement or liable for its delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure results from a Force Majeure Event.

24.2            If either Party’s performance of its respective non-monetary obligations under this Agreement is delayed or prevented in whole or in part by a Force Majeure Event, the affected Party must:

(a)	as soon as reasonably practicable after the start of the Force Majeure Event, notify the other Party of the Force Majeure Event, the date on which it started, its likely or potential duration, and the Force Majeure Event’s anticipated effect on the affected Party’s ability to perform any of its obligations under this Agreement; and

(b)	use reasonable efforts to mitigate the duration and consequences of any failure of or delay in performance resulting from the Force Majeure Event.

24.3            In no event, other than pursuant to Section 5.7 (Minimum Guarantee and Growth Guarantee) with respect to Minimum Guarantees, will Licensee be excused from its payment obligations to NGP under this Agreement, regardless of any Force Majeure Event. In circumstances where Licensee has paid (or is liable to pay) the Royalty and, as a result of a Force Majeure Event, is required to make a full refund to the Guest (except due to its own fault, error, or negligence), no Royalty will be due with respect to such Guest. If a partial refund is granted, the Royalty will be applicable to the remaining amount retained by Licensee.

25.	COMPLIANCE: ANTI-BRIBERY AND ANTI-CORRUPTION REPRESENTATIONS AND WARRANTIES

25.1            Licensee represents, warrants, and agrees that:

(a)	It has not been convicted of a criminal offense involving fraud, corruption, bribery, or dishonesty;

(b)	It is not as of the Effective Date, to the best of its knowledge, the subject of any government investigation for such offenses;

(c)	It is not as of the Effective Date listed by any government agency as debarred, suspended, or otherwise ineligible for government programs;

(d)	Neither it nor any of its officers or employees will make, offer, authorize, or promise to make, or receive or accept, any payment or transfer of anything of value in connection with its performance under and in connection with this Agreement:

(i)	to or from any officer, employee, or representative of any actual or potential customer of NGP or any of its Affiliates; or to or from any officer or employee of NGP or any of its Affiliates; or to or from any other person or entity, if any such payment or transfer would violate the laws of the country in which it is made, the laws of the United States of America (including the United States Foreign Corrupt Practices Act of 1977, as amended), or other Applicable Law and anti-corruption laws, including the UK Bribery Act 2010; or

(ii)	to anyone working for a government, a government-owned or controlled company, or a public international organization; to any political party, official of a political party, or candidate; or to an intermediary for payment to any of the foregoing (the persons and entities referred to in this subparagraph (2) shall be referred to as “Government Officials”), if such payment or any other payment or transfer of anything of value would violate the laws of the United States of America (including the United States Foreign Corrupt Practices Act of 1977, as amended) or other Applicable Law and applicable anti-corruption laws (including the UK Bribery Act 2010) or is for purposes of:

(i)	unlawfully influencing any act or decision of such Government Official; or

(ii)	inducing such Government Official to do or omit to do any act in violation of the lawful duty of such official; or

(iii)	unlawfully inducing such Government Official to use her or his influence in order to obtain, retain, or direct (or assist in obtaining, retaining, or directing) business to Licensee, its parent, or any of its subsidiaries or Affiliates.

(e)	If Licensee engages other agents, Other Providers, or other third parties (who are reasonably expected to interact with Government Officials in connection with this Agreement) to provide services under this Agreement, it must perform appropriate due diligence on such agents, Other Providers, or other third parties and require, through contractual provisions or written representations, that such third party comply with each provision in this Section.

(f)	In connection with the performance of this Agreement, Licensee agrees to comply with “The Walt Disney Company and Affiliates Global Anti-Corruption Policy.” It is the Parties’ intent that no payments or transfers of value in connection with the performance of this Agreement are permitted to be made that have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business.

25.2            Licensee further represents, warrants, and agrees that:

(a)	To the best of Licensee’s knowledge, none of its officers, employees, representatives, or controlling shareholders, and no other party acting on its behalf in connection with this Agreement, is a Government Official who has any connection with any matter related to any aspect of this Agreement or is closely connected with, or related to, any such Government Official.

(b)	If during the Term there is a change in the information required to be disclosed in this Section 25 (Compliance: Anti-Bribery and Anti-Corruption Representations and Warranties), Licensee agrees to disclose that information to NGP in writing within thirty (30) days after any change.

25.3            Upon NGP’s request during the Term, Licensee agrees to provide a certification attesting to Licensee’s compliance with all clauses in this Section 25 (Compliance: Anti-Bribery and Anti-Corruption Representations and Warranties).

25.4            Licensee agrees not to make any Facilitating Payment or provide any unlawful Business Courtesy in connection with this Agreement or on NGP’s behalf. A “Facilitating Payment” is a small-value payment made to a Government Official to expedite or secure the performance of routine or non-discretionary governmental action which is ordinarily and commonly performed by a Government Official. A “Business Courtesy” is any benefit provided to anyone outside of NGP free of charge or at a charge less than market value, including any gift, payment of travel, meals or lodging expense, entertainment, or offer of employment.

25.5            To ensure that Licensee is in compliance with this Agreement, NGP or an independent third party selected by NGP has the right at NGP’s option and sole discretion, and to the extent not prohibited by Applicable Law, to audit Licensee in order to satisfy itself that no violation of this Agreement has occurred. Licensee agrees to cooperate fully in any audit conducted by or on behalf of NGP. Such cooperation will include, but not be limited to, (a) providing all information and access necessary for NGP or its representatives to audit Licensee’s books and records with respect to (i) Licensee’s ownership and (ii) any of Licensee’s activities related to performance under and compliance with this Agreement, and (b) authorizing NGP or its representatives to contact any banks into which payments to Licensee have been deposited or to which Licensee wishes payments to be deposited in connection with this Agreement for the purpose of auditing Licensee’s banking records with respect to all payments into or out of the account and determining the names of all account owners and signatories. The obligations of this provision survive expiration or termination of this Agreement for five (5) years after any such expiration or termination.

25.6            If NGP has a reasonable good-faith belief based on some evidence that Licensee has violated this Section 25 (Compliance: Anti-Bribery and Anti-Corruption Representations and Warranties) in whole or in part, NGP will notify Licensee so that Licensee can take appropriate remedial steps to mitigate and/or remediate any violation. If such violation is not cured within thirty (30) days after NGP’s notification, NGP has the right to terminate this Agreement (as well as any other agreement between Licensee and NGP), pursuant to and as provided for under Section 29.3(a).

25.7            Licensee agrees to comply fully with all applicable Trade Control Laws.

25.8            Compliance with Trade Control Laws. Licensee agrees to comply fully with all applicable Trade Control Laws. Licensee represents and warrants that neither Licensee nor any Affiliate is a Sanctioned Person. If Licensee or any Affiliate becomes a Sanctioned Person, Licensee must immediately notify NGP, in which case NGP will be entitled to take appropriate steps to ensure its own compliance with Trade Control Laws, up to and including renegotiation of payment terms and/or termination of this Agreement with immediate effect, consistent with applicable Trade Control Laws.

(a)	Trade Control Laws Compliance Responsibilities. Licensee agrees to undertake all Trade Control Laws compliance responsibilities, including conducting searches on agents, Other Providers, and other third parties that work with Licensee in connection with its performance under this Agreement, to ensure that no such party is a Sanctioned Person. Licensee agrees to conduct such searches according to standards agreed upon by NGP and Licensee. Licensee must send NGP documentation related to such searches upon NGP’s request.

(b)	Notwithstanding any other provision of this Agreement, Licensee must not cause NGP to violate Trade Control Laws, and NGP is not required to take, or to refrain from taking, any action where doing so would be prohibited by Trade Control Laws or the laws of any applicable foreign jurisdiction.

(c)	Notwithstanding any other provision of this Agreement, performance under this Agreement may be expressly contingent on the availability and issuance of required authorizations (e.g., general or specific licenses) from an applicable governmental entity, such as OFAC. Each Party must comply with all requirements and conditions (including restrictions on customers and financial institutions) of any authorizations (e.g., licenses) from such applicable governmental entities.

25.9            Notification, Remediation, and Indemnity. Licensee must notify NGP immediately if any of the foregoing representations and warranties at any time are not true and correct in a material respect. Upon receipt of such notification, NGP has the right, where possible and reasonable, to require Licensee to take appropriate remedial steps, at NGP’s sole discretion, to mitigate, remediate, and/or avoid any violation or potential violation of any Applicable Law. In addition to any other indemnity obligations set forth in this Agreement, and subject to the procedures set forth in Section 27.3 (Indemnification and Limitation of Liability), Licensee is required to indemnify and hold harmless NGP for any and all damages, costs, expenses, and losses of any nature that NGP incurs as a result of Licensee’s breach of this Section.

25.10            NGP hereby makes the representations, warranties and covenants set forth in this Section 25 (Compliance: Anti-Bribery and Anti-Corruption Representations and Warranties) with respect to itself, mutatis mutandis.

26.	CONFIDENTIALITY

26.1            Unless specifically authorized by a Party in writing or expressly permitted by this Agreement, each Party must hold all Confidential Information of the other Party that it receives on account of or in connection with the relationship created by this Agreement in trust and strict confidence and not disclose the Confidential Information in any manner whatsoever, in whole or in part, to any Person or use the Confidential Information for any purpose other than in connection with its performance under this Agreement. A Party receiving Confidential Information may disclose such Confidential Information to its officers, directors, employees, and legal and financial advisors (a) who are informed of the confidential nature of the Confidential Information, (b) who are legally obligated to the receiving Party to keep such disclosed information confidential, and (c) only to the extent necessary to fulfil this Agreement’s terms. In addition, a Party receiving Confidential Information may disclose such Confidential Information to third parties as reasonably necessary and appropriate in connection with an actual or potential financing or acquisition transaction, subject to an appropriate and customary confidentiality agreement having been entered into with the third party receiving such Confidential Information. The receiving Party will not acquire any rights in or to such Confidential Information pursuant to this Agreement, and any disclosure of Confidential Information will not be construed as an assignment, grant, option, license, or other transfer of the Confidential Information. The receiving Party may not use such Confidential Information, or permit the Confidential Information to be accessed or used, in any manner that could reasonably be expected to be to the disclosing Party’s detriment. The receiving Party is responsible for any breach of this Section caused by those to whom it discloses Confidential Information.

26.2            Confidential Information does not include information that (i) is, at the time of disclosure, already in the receiving Party’s possession (other than from, directly or indirectly, the disclosing Party); (ii) is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving Party or its employees or Other Providers; (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party, its employees or representatives, provided that such source is not bound by a confidentiality agreement or other legal or fiduciary obligation of secrecy; or (iv) is independently developed by the receiving Party without use of any Confidential Information. If any portion of any disclosed Confidential Information falls within any of the above exceptions, the remainder of the Confidential Information shall continue to be subject to the requirements of this Agreement. In the event that the receiving Party is requested or required to disclose any of the Confidential Information in an investigatory, legal, regulatory or administrative proceeding, such Party shall promptly notify the other Party in writing so that the disclosing Party may seek a protective order or other appropriate remedy, which the receiving Party shall reasonably cooperate with the disclosing Party to obtain; provided, however, in the absence of a waiver by the disclosing Party or protective order, the receiving Party shall disclose only that portion of the Confidential Information which is legally required to be disclosed.

26.3            Each Party agrees to collect, access, use, disclose, process, and retain Confidential Information only as authorized under this Agreement, and (without prejudice to a Party’s other obligations under this Agreement) to promptly inform the other Party if it is or becomes at any point unable for any reason to comply with this obligation. Each Party agrees to protect Confidential Information of the other Party with the same degree of care normally used to protect its own similar Confidential Information, but in no event less than that degree of care as may be reasonably necessary to prevent any Confidential Information from being disclosed or used for any purposes other than the purposes permitted by this Agreement. Each Party further agrees to limit any authorized disclosure of the Confidential Information under this Agreement to those of its employees and Other Providers who have a need to know the information to effect the use permitted herein, and to ensure that all employees and Other Providers to whom Confidential Information is disclosed are obliged to keep it confidential. In the event a Party becomes aware of, or has reasonable grounds to suspect, any unauthorized acquisition, retention or disclosure, misappropriation or misuse of the other Party’s Confidential Information by any Person, that Party shall immediately notify the other Party in writing, and, in the event of legal action brought in connection therewith, each Party agrees that it shall cooperate and provide such assistance at the expense of the Party whose information was revealed as may be reasonably necessary to enable such Party to successfully prosecute such legal action. Any disclosure or use of the Confidential Information by any of a Party’s employees or Other Providers that would constitute a breach of this Section by that Party shall be that Party’s responsibility.

26.4            All rights and title in the Confidential Information supplied by a Party shall remain with the disclosing Party. Nothing in this Agreement shall be deemed or construed to grant the receiving Party a license to use, sell, develop, exploit, or copy any Confidential Information acquired by such Party through its engagement hereunder, except as permitted by this Agreement. Each Party acknowledges and agrees that the other Party would be irreparably harmed by any violation or threatened violation of this Section, and therefore, the disclosing Party shall be entitled to an injunction prohibiting the other Party from such violation or threatened violation. All Confidential Information and any knowledge acquired by a Party from such Confidential Information or otherwise through its engagement hereunder shall not be used, published or divulged by such Party in connection with any products sold or services rendered by such Party to any other Person in any advertising or promotion regarding such Party or its products or services, or in any other manner or connection whatsoever without first having obtained the written permission of an officer of the disclosing Party, which permission may be withheld by the disclosing Party in its sole discretion, except as permitted by this Agreement.

26.5            Data Security. In performing its services for NGP hereunder, Licensee shall comply with Disney’s data protection and security requirements as set forth in Schedule 3 (Data Protection). Personal Information (as defined in Schedule 3 (Data Protection)) shall be Confidential Information.

26.6            Security. In performing its services for NGP, Licensee may be provided direct or indirect access to Disney Computer Systems. Licensee shall comply with all of Disney’s security requirements, including, without limitation, those listed in Schedule 3 (Data Protection), as may be amended by Disney from time to time. Licensee shall access Disney Computer Systems only for the limited purpose of fulfilling its obligations hereunder. That access shall be limited to that period of time necessary for Licensee to accomplish this purpose under this Agreement. Licensee acknowledges that NGP retains the right to terminate access to any Disney Computer Systems at any time, in its sole discretion without any liability. If NGP requires access to computer systems of Licensee and its Affiliates in connection with this Agreement, the Parties shall agree on the standards related to such access.

26.7            Payment Transactions. Licensee shall, and shall cause any third party acting on its behalf to, at all times comply with the applicable PCI Requirements (as such may be amended from time to time) with respect to all Cardholder Data received by them in connection with this Agreement. Licensee acknowledges that it is responsible for the security of Cardholder Data it, or any third party acting on its behalf, processes, transmits or stores within the context of this Agreement. In addition, if Licensee is required to obtain a PCI audit as part of required PCI compliance, upon Disney’s request, Licensee shall provide to Disney a copy of its most current PCI audit. “Cardholder Data” means all information related to any cardholder, card, or payment account, including, without limitation, (i) the payment card number that identifies the issuer of the card and the particular cardholder account and (ii) any Sensitive Authentication Data. “PCI Requirements” means the requirements of the Payment Card Industry Security Standards Council as specified on the website located at: https://www.pcisecuritystandards.org/index.htm or its successor, as such requirements may be updated and/or amended from time to time. “Sensitive Authentication Data” means security-related information, including, without limitation, card verification value data, full Track Data (from the magnetic stripe or equivalent on a chip), and PINs (and PIN Blocks) used to authenticate cardholders and/or authorize card transactions. “Track Data” means data encoded in the magnetic stripe or chip used for authentication and/or authorization during a payment transaction.

27.	INDEMNIFICATION AND LIMITATION OF LIABILITY

27.1            Licensee must at all times defend, indemnify, and hold harmless NGP, its Affiliates, and their respective officers, directors, shareholders, and employees (the “NGP Indemnified Parties”) against and from any and all third-party claims, including those for bodily injury, sickness, death, property damage, or other loss, and all related costs and expenses (whether based on tort, breach of contract, patent or copyright infringement, product liability, or otherwise), including reasonable attorneys’ fees and disbursements, to the extent arising out of, based on, or otherwise attributable to:

(a)	Licensee’s actual or alleged breach of this Agreement;

(b)	Licensee’s actual or alleged breach of any other contract in relation to this Agreement;

(c)	Licensee’s actual or alleged violation of any duty or any failure to perform owed to NGP or such third party;

(d)	Licensee’s actual or alleged negligence or misconduct;

(e)	the actual or alleged negligence or misconduct of Other Providers to the extent related to this Agreement; and

(f)	NGP’s use of the image(s) or other content, including marketing language, offers, and discounts, to the extent provided by Licensee or its Affiliates to promote or sell Trips;

(g)	a security breach or failure to comply with Schedule 3 (Data Protection) by Licensee, its Other Providers, or their respective officers, directors, agents, suppliers, or employees, including costs of notification to persons whose Personal Information has been, might have been, or might be disclosed as a result of such breach or failure and the cost of obtaining identity theft services for the benefit of such persons; or

(h)	any other actions whatsoever arising out of Licensee’s performance of or failure to perform its obligations under this Agreement, whether by negligence or otherwise.

27.2            Except to the extent Licensee is obligated to indemnify NGP pursuant to Section 27.1 above, NGP will at all times defend, indemnify, and hold harmless Licensee, its Affiliates, and their respective officers, directors, shareholders, and employees (the “Licensee Indemnified Parties”) against and from any and all third-party claims, including those for bodily injury, sickness, death, property damage, or other loss, and all related costs and expenses (whether based on tort, breach of contract, patent or copyright infringement, product liability, or otherwise), including reasonable attorneys’ fees and disbursements, to the extent arising out of, based on, or otherwise attributable to:

(a)	NGP’s breach of this Agreement; or

(b)	any negligent or wrongful advertising or promotion by NGP (where NGP did not rely on Licensee’s copy, disclaimers, discounts, or offers) or, if applicable, any third-party licensee retained by NGP with regard to any of the Trips.

27.3            In any such indemnification under this Section, the indemnified Party shall give the indemnifying Party prompt notice of any such claim, the indemnifying Party has the right to select counsel and control the litigation, and the indemnified Party agrees to cooperate with the indemnifying Party in all reasonable aspects of any such litigation.

28.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

28.1            Each Party represents, warrants, and covenants that:

(a)	it is free from any contractual obligation that would prevent it from entering into or performing its obligations under this Agreement;

(b)	it will take no actions that interfere with the other Party’s use or ownership of that Party’s trademarks, including NG Marks in relation to NGP (other than, for clarity, enforcement of rights under this Agreement); and

(c)	in performing its obligations and exercising its rights under this Agreement, it will comply at all times with Applicable Law.

28.2            [***]:

(a)	[***].

(b)	NGP will collect, access, use, disclose, process, and retain Confidential Information of Licensee solely for the purpose of performing its obligations under this Agreement and will destroy materials not required for other legitimate purposes following the end of the Term as requested by Licensee.

28.3            Licensee further represents, warrants, and covenants that:

(a)	it: (a) is a corporation or limited liability company duly organized, validly existing and in good standing under the Applicable Law of its state of incorporation or formation, as applicable, and has the requisite power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, conditions and covenants to be performed and complied with by it hereunder; (b) has the experience and skill to perform the obligations required to be performed by it hereunder; (c) shall perform said obligations in accordance with generally accepted professional standards and in an expeditious and economical manner consistent with sound professional practices; (d) has duly and validly taken all necessary action to authorize the execution, delivery and performance of this Agreement, and that this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of NGP or Licensee, as applicable, enforceable against it in accordance with its terms; and (e) is adequately financed to meet any financial obligation it may be required to incur hereunder; and

(b)	it has and will continue to (a) comply fully with all Applicable Law; (b) obtain and maintain in full force and effect all necessary permits or licenses required for the performance of its obligations under this Agreement; and (c) comply fully with all applicable Trade Control Laws.

(c)	as of the Effective date (i) there have not been any civil, criminal, or administrative actions, suits, claims, hearings, arbitrations, investigations, or other proceedings (“Proceedings”) to the knowledge of Licensee, pending or threatened against Licensee, affecting its material properties or assets, or against any officers, directors or employees of Licensee in their capacities as such, (ii) Licensee is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any governmental authority, and (iii) there are no Proceedings initiated by Licensee currently pending or which Licensee currently intends to initiate.

(d)	it has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act (the forms, statements, reports and documents filed with or furnished to the SEC and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”), in all material respects. Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports;

(e)	it has and will enter into the necessary contracts to fulfil its obligations pursuant to this Agreement;

(f)	it will, at NGP’s direction, give NGP copies of and comply with any and all representations made to any person, including Guests and/or Prospects, from whom Confidential Information or Personal Information (as defined in Schedule 3 (Data Protection)) is collected;

(g)	it will comply with the privacy and data security obligations set out in Schedule 3 (Data Protection);

(h)	it will not disclose to NGP any Personal Financial Information or Sensitive Personal Information unless specifically requested by NGP or otherwise permitted under this Agreement and, in that event, only where permitted by Applicable Law;

(i)	it will collect, access, use, disclose, process, retain, and destroy Confidential Information of NGP solely for the purpose of performing its obligations under this Agreement; and

(j)	NGP’s provision, review, and/or approval of any materials or processes pursuant to this Agreement will not relieve Licensee of its obligation to comply with all Applicable Law.

29.	TERM AND TERMINATION

29.1            Term. This Agreement’s term (the “Term”) begins on the Effective Date and will expire (without any further notice from or action by either Party) on December 31, 2040, subject to earlier termination under this Section or by the Parties’ mutual agreement.

29.2            Termination Rights Without Prejudice. In addition to any termination rights which may be granted elsewhere in this Agreement, and without prejudice to any other right or remedy available to either Party, this Agreement may be terminated by either Party as set forth below.

29.3            Mutual Right to Terminate. Either Party may terminate this Agreement immediately upon written notice (or if there is a cure period, upon the lapse of the specified cure period), if:

(a)	(i) the other Party commits a material breach of this Agreement and (ii) such breach is not cured (or if not curable the breaching Party fails to mitigate the adverse impacts of such breach on the non-breaching Party or its interests to the non-breaching Party’s reasonable satisfaction) within thirty (30) days following written notice of such breach from the non-breaching Party to the breaching Party (or such longer period if mutually agreed in writing); provided, however, that in the case of a failure by Licensee to timely pay any amounts due hereunder (together with interest accrued thereon from the date on which such payment was originally due until the amount thereof is paid at the interest rate set forth in Section 5.6 (Interest on Late Payments)), Licensee shall instead have a ten (10) business day cure period. Notwithstanding and without limiting any other provisions of this Agreement, any breach (other than de minimis breach) of obligation under Section 25 (Compliance: Anti-Bribery and Anti-Corruption Representations and Warranties) and Schedule 3 (Data Protection) shall be deemed material;

(b)	the other Party is declared insolvent, makes an assignment for the benefit of its creditors, takes advantage of any insolvency law in its jurisdiction, liquidates its business, or ceases its usual operations for any reason, or if a receiver or trustee is appointed for its property; or

(c)	the other Party commits a material breach of and such breach is not cured by the end of the applicable cure period specified in the Existing Agreements, if any, to the non-breaching Party’s reasonable satisfaction, with respect to the following obligations relating to departures through December 31, 2023 in the Existing Agreements: (i) Alliance and License Agreement, as amended: Section 14 (Terms of Payment), Section 15 (Reports and Records), Section 19 (Insurance Obligations), Section 20 (Compliance with Laws and Regulations), Section 21(b) (No Representation as to Revenue; Duty to Inform), Section 21(c) (Lindblad’s Indemnification), Section 21(d) (NGS’ Indemnifications), Section 21(e) (Indemnification of Third-Party Claims), Section 21(f) (Limitation of Liability), Section 24(d) (Confidentiality), Section 24(h) (Governing Law), Section 24(i) (Dispute Resolution), Section 24(j) (Costs, Expenses, and Attorney’s Fees), and Section 26 (Data Protection); and (ii) Tour Operator Agreement, as amended: Section 5.11 (Reporting), Section 5.14 (NGS Fees), Section 12 (Insurance and Liability), Section 14 (Indemnification), Section 15 (Inspection of Records), Section 18.2 (Governing Law), Section 21 (Data Protection) and Section 22 (Confidentiality).

29.4            NGP General Termination Rights. NGP has the right to terminate this Agreement upon written notice (or if there is a cure period, upon the lapse of the specified cure period), if:

(a)	Licensee acts in a manner that, NGP, in its sole discretion, determines has a material adverse effect upon the integrity, reputation, and/or goodwill associated with NGP or its Affiliates, their business or brand, or NGP Intellectual Property. Notwithstanding the foregoing, if any action is of such a nature that it can be reasonably cured, Licensee may promptly propose a reasonable cure to the material adverse effect and NGP shall reasonably consider whether such cure shall sufficiently mitigate the material adverse effect to avoid termination;

(b)	every Trip has been either completed or cancelled under the terms of this Agreement;

(c)	there is a Change of Control of Licensee or a License Transfer without NGP’s prior written consent as set forth in Section 33 (License Transfer/Assignment); or

(d)	the NGP/NGS License Agreement is terminated (provided that NGP shall provide to Licensee as much advance notice of a potential termination of the NGP/NGS License Agreement as reasonably practicable and permissible, and to the extent reasonably practicable and permissible, provide regular updates to Licensee regarding the status of termination discussions thereunder, including with respect to applicable transitional and phase-out periods thereunder).

29.5            Licensee General Termination Rights. Licensee has the right to terminate this Agreement immediately upon written notice (or if there is a cure period, upon the lapse of the specified cure period), if the NGP/NGS License Agreement is terminated.

29.6            Special NGP Termination Rights.

(a)	Growth or Capacity Benchmarks. NGP has the right to terminate this Agreement effective as of December 31, 2035:

(i)	If Licensee has not [***];

(ii)	Licensee does not have [***]; and

(iii)	NGP does not notify Licensee in writing by July 1, 2033 that NGP waives this termination right.

(b)	Product Quality Score Benchmarks. NGP has the right to terminate this Agreement immediately upon sixty (60) days’ prior written notice (or if there is a cure period, upon the lapse of the specified cure period), if (i) Licensee does not meet the minimum annual average of product quality scores set forth in Section 8.12 (Product Quality) for a year and (ii) such breach is not cured by meeting the minimum average product quality scores over the six (6) months following the end of such year (or Licensee fails to address the issues causing the lower product quality scores to NGP’s reasonable satisfaction during such period). NGP will reasonably consider any Force Majeure Event that may have impacted certain Trips in assessing overall product quality scores.

(c)	Fleet Capacity. NGP has the right to terminate this Agreement upon sixty (60) days’ prior written notice if (i) Licensee decreases the capacity of owned fleet below two hundred seventy five thousand (275,000) Available Guest Nights during a year, except to the extent the capacity decrease for that year was due to a Force Majeure Event that continues for more than one hundred eighty (180) days and (ii) Licensee does not cure its failure to meet or mitigate such breach to NGP’s reasonable satisfaction within thirty (30) days following written notice of default.

29.7            Special Licensee Termination Rights.

(a)	Licensee has the right to terminate this Agreement in relation to the 295-530 Passenger Segment trigger:

(i)            If (x) NGP notifies Licensee that it has entered into a contract with a third-party other than Licensee or otherwise intends to directly operate Expedition Cruises in the 295-530 Passenger Segment (as provided in Section 4.1(b)(iii) (NGP Decides to Pursue the 295-530 Passenger Segment – Alternate Options)), and (y) Licensee provides written notice as follows:

1.	No later than [***] from when NGP provides written notice of its intent to operate directly and build its own Expedition Cruise ships or buy no more than one Expedition Cruise ship; or

2.	No later than [***] from when NGP provides written notice of its intent to operate directly and buy more than one Expedition Cruise ship or license to a third party the license to use the NG Marks to market or sell Expedition Cruises in the 295-530 Passenger Segment in the United States and Canada.

(ii)	Termination pursuant to this Section 29.7 (Special Licensee Termination Rights) shall be effective three and one-half (3.5) years after Licensee’s written notice of termination (or if the Parties agree that the wind-down period can be completed sooner during such time, such shorter period).

(b)	Licensee has the right to terminate this Agreement as set forth in Section 33.5(b) (NGP Assignment):

(i)	If Licensee provides written notice to NGP of its intent to terminate no later than [***] from when NGP provides written notice to Licensee of the NGP Third-Party Transfer; and

(ii)	Licensee can provide for a termination effective date up to two (2) years after Licensee’s written notice of termination (or an earlier wind-down period if Licensee so elects).

29.8            Termination of Existing Agreements. Any breach of the Existing Agreements shall be governed by the terms of the Existing Agreements. If the Existing Agreements are terminated early due to a termination triggered in such Existing Agreements or due to a breach related to the Existing Agreements as set forth in Section 29.3(c) (Mutual Right to Terminate), the terminating Party shall have the right to terminate this Agreement, subject to the provisions of Section 30 (Rights and Duties Upon Termination), without further remedy or recovery against the terminating Party.

30.	RIGHTS AND DUTIES UPON TERMINATION

30.1            Other than due to termination of the NGP/NGS License Agreement, if either Party gives notice to the other Party of its intent to terminate this Agreement as expressly permitted hereunder the following shall apply:

(a)            Any applicable cure period shall apply and be exhausted; and

(b)            Upon exhaustion of any applicable cure period, or immediately if there is no applicable cure period, the issue giving rise to the termination notice shall be subject to escalation in accordance with Section 32.5 (Governing Law, Jurisdiction, and Dispute Resolution) who will attempt to resolve the matter. If mutually satisfactory resolution cannot be achieved in each Party’s discretion within thirty (30) days following submission to such senior executives, then termination shall proceed in accordance with Sections 30.2, 30.3 and 30.4.

30.2            Without limiting the foregoing, to mitigate risk of losses of both Parties from unbudgeted expenses, loss of revenue and PR issues, the Parties agree to, where reasonable and commercially practicable, cooperate in good faith to allow sufficient time between termination notice and termination effectiveness or upon termination to mitigate such risks of losses and address any Trips for which Guests are already booked. Further, both NGP and Licensee recognize there will be marketing, sales, operational, and data sharing overlap that both Parties will use reasonable efforts to mitigate.

30.3            Subject to mitigation efforts upon termination as set forth in Section 30.1, and without limitation to Section 29.7(b) (Special Licensee Termination Rights), upon the termination or expiration of this Agreement:

(a)	Licensee must at its own cost promptly return to NGP any and all materials furnished hereunder to Licensee by NGP, and will immediately cease using any such materials with NG Marks or the Co-Brand;

(b)	Licensee must at its own expense promptly cease use all use of the Co-Brand and NG Marks and remove the Co-Brand and NG Marks and ensure any Other Provider also ceases use and Licensee shall cease having any license to market or sell Trips;

(c)	Licensee shall comply with other disposal obligations including with respect to all data as set out in Schedule 3 (Data Protection), advertising, promotional matter, and all other written materials bearing NGP Intellectual Property and the Co-Brand;

(d)	Licensee must, no later than sixty (60) days after the effective date of termination or expiration, remove, or cover to NGP’s satisfaction, NGP Intellectual Property from all ships owned or leased by Licensee. If Licensee determines removal or cover is not commercially practicable for certain ships within sixty (60) days, Licensee shall notify NGP and the Parties shall agree to a reasonable timeframe for removal or cover of such NGP Intellectual Property. In either case, Licensee must begin the de-branding process upon receiving from or giving to NGP a notice of termination where the termination is not effective immediately and continually and diligently pursue de-branding until all NGP Intellectual Property is removed or covered;

(e)	The Parties will collaborate to communicate the termination to the public to avoid or minimize damage to the Parties’ reputation and goodwill; and

(f)	All rights and licenses granted to Licensee will cease and revert to NGP.

30.4            Notwithstanding any other provision of this Agreement, the rights and obligations under Section 3 (License and Intellectual Property), Section 5 (Royalty), Section 6 (Disney Standards), Section 7.5 (Unique NATIONAL GEOGRAPHIC Enhancements), Section 9 (Security, Safety, Health, and Welfare), Section 17.7 (Guest Data), Section 21 (Data Protection), Section 22 (Audit), Section 23 (Insurance and Liability), Section 25 (Compliance: Anti-Bribery and Anti-Corruption Representations and Warranties), Section 26 (Confidentiality), Section 27 (Indemnification and Limitations of Liability), this Section 30 (Rights and Duties After Termination), Section 31 (Notices), Section 32 (Governing Law, Jurisdiction, and Dispute Resolution), Section 34 (General), Schedule 3 (Data Protection), and Schedule 4 (Insurance) will survive the expiration or termination of this Agreement.

30.5            Licensee will remain liable to NGP for the Royalty, and each Party will remain liable to the other Party for all other payments, charges, reimbursements and other amounts accrued prior to termination or expiration as well as any other breach of contract damages to which such Party is entitled under Applicable Law hereunder.

30.6            If either Party gives notice to the other Party of its intent to terminate this Agreement due to termination of the NGP/NGS License Agreement (i.e., pursuant to Sections 29.4(d) (NGP General Termination Rights) or 29.5 (Licensee General Termination Rights)), then:

(a)            This Agreement shall terminate immediately, and Licensee shall cease having any right to use the NG Marks in any manner including to market, sell or operate Trips using the NG Marks, subject to any phase-out or transitional period permitted under the NGP/NGS License Agreement (and during such phase-out or transitional period Licensee shall remain in compliance with the applicable terms of this Agreement and the applicable terms of the NGP/NGS License Agreement).

(b) NGP shall pay to Licensee:

(i)            an amount equal to the actual costs incurred by Licensee to remove the NG Marks from Licensee’s ships, marketing and sales materials, websites, and other areas to permit Licensee to continue its business without using the NG Marks (such costs to be supported by reasonable and customary documentation); and

(ii)            within 60 days following the end of the year following termination, the License Transition Fee.

31.	NOTICES

31.1            Except as otherwise stated, any notice under this Agreement must be (i) given in writing and (ii) personally delivered or delivered by overnight courier (with confirmation of delivery), with a copy of such notice concurrently transmitted by email (travel.legal.notices@disney.com) in the case of NGP and (NGLegalNotice@expeditions.com) in the case of Licensee. Any notice will be deemed to have been given:

(a)	the day on which such notice or communication is personally delivered; or

(b)	one (1) business day after such notice or communication is deposited with an overnight courier for next day delivery (provided confirmation of delivery is received by the sending Party).

31.2            Notices must be sent to a Party at its address set forth at the top of this Agreement (or in the case of email to the address set forth in this Section), to the attention of Nancy Schumacher, SVP of National Geographic Expeditions, in the case of NGP and to the attention of Sven Lindblad, CEO, in the case of Licensee, provided that either Party may change its contact details for the purposes of this Section by giving written notice to the other Party pursuant to this Section.

31.3            All general correspondence by and between either Party to the other may, except as otherwise specified, be sent by any method.

32.	GOVERNING LAW, JURISDICTION, AND DISPUTE RESOLUTION

32.1            Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051 et seq.) or other federal law, this Agreement, any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims), and the Parties’ relationship will be governed by, and construed in accordance with the laws of, the State of Florida, USA, without regard to its conflict of laws rules. However, no Florida statute regulating the relationship between a licensor and licensee or any similar commercial relationship will apply unless its jurisdictional requirements and definitional elements are met independently without reference to this Section 32 (Governing Law, Jurisdiction, and Dispute Resolution), and no exemption to its application exists. It is expressly agreed that the provisions of the United Nations Convention on Contracts for the International Sales of Goods will not apply to this Agreement.

32.2            Each Party irrevocably agrees that, subject to their arbitration obligation under Section 32.3 below, the courts of Orange County, in the State of Florida will have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement, its subject matter or formation (including non-contractual disputes or claims), or the Parties’ relationship.

32.3            The Parties agree that any and all disputes, claims, or controversies arising out of or relating to this Agreement, including the breach, termination, enforcement, interpretation, or validity of this Agreement (“Dispute”), and the scope or applicability of this provision, including but not limited to the arbitrability of any and all Disputes, will be determined by binding arbitration in Orlando, Florida, before a single, neutral arbitrator who is a former or retired judge of any Florida state or federal court. The Parties will share equally the costs of arbitration, but each Party will bear its own attorneys’ fees and related costs, unless otherwise provided by law or statute. The arbitration will be initiated and administered by JAMS according to its then-current Comprehensive Arbitration Rules & Procedures, as they exist on the Effective Date (the “JAMS Rules”). In conducting the arbitration and in making any Award, the arbitrator will follow Florida substantive law (without regard to choice of law or conflict of law rules) and Florida arbitration procedure, except as otherwise provided for in the JAMS Rules or in this Agreement to Arbitrate, or where Florida arbitration procedure conflicts with the Federal Arbitration Act (“FAA”), in which case the FAA will apply. In conducting the arbitration and in making any Award, the arbitrator will follow the Federal Rules of Evidence. Except as provided in this agreement to Arbitrate, the arbitrator has the authority to award any remedy or relief that a state or federal court of Florida could order or grant and no other remedy or relief. The arbitrator has no authority to award punitive, exemplary, multiplied, or consequential damages, and such damages will not be recoverable by any other process or in any other proceeding. Judgment on any Award may be entered in any court of appropriate jurisdiction. This agreement to arbitrate will not preclude the Parties from seeking provisional remedies in aid of arbitration not otherwise prohibited by this Agreement from a court of appropriate jurisdiction.

32.4            If either Party commences a formal legal proceeding for any relief against the other, declaratory or otherwise, to enforce this Agreement’s terms or to declare rights under this Agreement (collectively, an “Action”), the losing Party must pay the Prevailing Party a reasonable sum for attorneys’ fees and costs (at the Prevailing Party’s attorneys’ then-prevailing rates) incurred in bringing and prosecuting the Action and/or enforcing any judgment, order, ruling, or award (collectively, a “Decision”) granted in the Action or, if applicable, in defending against the Action resulting in a Decision, plus all applicable arbitrators’ and accountants’ fees and costs, all of which will be deemed to have accrued on the commencement of such Action and be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action must contain a specific provision providing for the recovery of such fees and costs incurred in enforcing the Decision.

32.5            The Parties agree that to the extent any provision in this Agreement first requires escalation, the issue will be elevated to the highest executives overseeing the business conducted pursuant to this Agreement to resolve the issue and otherwise be subject to the dispute resolution provisions set forth in this Section 32 (Governing Law, Jurisdiction, and Dispute Resolution). Unless otherwise agreed or subject to relevant roles for each Party, currently such highest executives are the CEO for Licensee and President of NATIONAL GEOGRAPHIC EXPEDITIONS.

33.	LICENSE TRANSFERS/ASSIGNMENT

33.1            No License Transfer without NGP Approval. Licensee was specifically chosen by NGP to be licensed because of Licensee’s particular expertise and ability to design, produce, and sell Trips and to otherwise perform this Agreement. Licensee shall not authorize, cause, or otherwise engage in, or be subject to, any License Transfer (including any Change of Control) without NGP’s prior written approval, except as expressly permitted by this Section, with such further approval not to be unreasonably withheld. Licensee acknowledges that a License Transfer to a Prohibited Entity (including pursuant to a Change of Control) is specifically prohibited unless otherwise mutually agreed in writing. Any purported License Transfer without such approval shall be deemed null and void, and this Agreement shall be subject to termination in accordance with Section 29.4(c) (NGP General Termination Rights).

33.2            Notice for Proposed Assignment/Transfer Fee. Licensee shall provide NGP with at least thirty (30) days’ prior written notice of any proposed License Transfer and, concurrently therewith, such information and documentation as are reasonably necessary to enable NGP to evaluate the proposed License Transfer. NGP’s approval (if given, although NGP is not obligated to do so) may be subject to such terms and conditions as NGP deems appropriate, including without limitation payment of a Transfer Fee to NGP. Such Transfer Fee represents compensation to NGP for: (i) the risk of business interruption or loss of quality or control NGP may suffer as a result of the License Transfer, (ii) potential risks relating to the identity, reputation, creditworthiness, financial condition, and/or business capabilities involved in the License Transfer, (iii) the value of this Agreement in terms of the total consideration received by Licensee and any other Person, or otherwise paid by any Person, in connection with the License Transfer, and (iv) NGP’s internal costs related to the License Transfer. A Transfer Fee shall not be required if this Agreement is assigned to one of Licensee’s Affiliates as part of a corporate reorganization exclusively among some or all of the Affiliates existing in Licensee’s corporate structure as of the Effective Date of this Agreement; provided, however, that Licensee gives NGP prior written notice of such assignment and a description of the reorganization, and obtains NGP’s approval of the assignment as provided in Section 33.1 (No License Transfer Without NGP Approval).

33.3            Conditions for Affiliate Sublicensing. In the event NGP approves, including pursuant to Section 33.1 (No License Transfer Without NGP Approval) and Section 33.2 (Notice of Proposed License Transfer; Transfer Fee), a sublicense by Licensee of some or all of Licensee’s rights and/or obligations under this Agreement to an Affiliate of Licensee, then Licensee covenants that (i) Licensee shall require such Affiliate to perform such sublicensed rights and/or obligations subject to, and in compliance with, all terms, conditions, and restrictions of this Agreement (including without limitation, (a) the right of NGP, or its representatives, to audit such Affiliate and (b) those obligations which by their nature would continue beyond the termination or expiration of this Agreement), (ii) each such Affiliate shall (a) execute such further agreements between them as may be necessary or appropriate to formalize the sublicense and (b) upon NGP’s request, provide NGP with copies of such agreements or any further documentation, guaranties, and/or indemnifications NGP may require, (iii) Licensee shall at all times remain directly liable to NGP for the full and complete performance of Licensee’s rights and obligations under this Agreement, notwithstanding any sublicense or any direct right of action that NGP may have against such Affiliate, and (iv) Licensee shall not sublicense to such Affiliate any of Licensee’s obligations under this Agreement to submit to NGP any payments, reports, notices, and/or requests for approvals. In the event that NGP approves a sublicense to an Affiliate of Licensee in accordance with this Section 33.3 (Conditions for Affiliate Sublicensing), any such sublicense shall automatically expire (or earlier terminate), without any further action required, upon the expiration (or earlier termination) of this Agreement. If, at any time, Licensee’s Affiliate sublicensee (1) fails to comply with any of the terms, conditions and restrictions of this Agreement or (2) ceases to be an Affiliate Controlled by, or under common Control with, Licensee, NGP may revoke its consent to any previously-approved Affiliate sublicense provided for herein by written notice to Licensee, in which case Licensee’s sublicense to its Affiliate shall be deemed immediately terminated as of the date of such notice.

33.4            Approved Licensee Sublicensees. As of the Effective Date, NGP has approved License Transfers to the Persons set forth or otherwise described in Schedule 2 (Approved License Transfers) as sublicenses of Licensee (and the Parties acknowledge certain uses through third parties as set forth in Section 3.3).

33.5            NGP Assignment.

(a)	NGP has the right to change its ownership or form and/or to assign this Agreement (or any of its rights or obligations under this Agreement) and any other agreement to a third party without restriction, including to its parents, subsidiaries, other Affiliates, and other assigns. If NGP assigns this Agreement to a third party that expressly assumes this Agreement’s obligations, NGP no longer will have any performance or other obligations under this Agreement.

(b)	Notwithstanding Section 33.5(a), following (i) the earlier of notice to Licensee or actual (a) direct or indirect ownership change of NGP as a result of which NGP does not remain an Affiliate of Disney, or (b) assignment of this Agreement by NGP to a third party that is not (or does not remain) an Affiliate of Disney (each a “NGP Third-Party Transfer”) and (ii) if Licensee reasonably determines that, as a result of such NGP Third-Party Transfer, NGP or such third party, as applicable, cannot reasonably perform the obligations in a similar manner as NGP was reasonably anticipated to perform under this Agreement, then Licensee will have the right to terminate this Agreement or subject NGP or such third party to such terms and conditions as Licensee deems appropriate to avoid termination, including without limitation payment of a License Transition Fee and appropriate modifications to the amounts payable under Section 5 (Royalty) hereunder.

34.	GENERAL

34.1            Except as expressly provided in this Agreement, no third-party beneficiaries are intended to be or are created by this Agreement.

34.2            This Agreement may be executed in any number of counterparts, each of which when executed and delivered will constitute a duplicate original, but all the counterparts will together constitute the one Agreement. This Agreement (or any amendment or other document required to be executed under this Agreement) will be effective only once fully executed. A manually-executed paper counterpart (whether original or by electronic imaging means such as PDF) or an e-signature using NGP’s verified (or another platform approved by both Parties) e-signature software platform will be valid, effective, and binding on the Parties.

34.3            The natural persons signing and delivering this Agreement on behalf of any corporate entity represent, warrant, and covenant that those persons have been duly authorized by the entity to sign and deliver and that all necessary requirements have been performed to make this Agreement the authorized, valid, and binding act of the person and entity.

34.4            This Agreement contains the Parties’ entire understanding with respect to its subject matter and supersedes all prior agreements, understandings, representations, communications, and proposals, oral or written, relating to its subject matter. This Agreement hereby replaces, supersedes and terminates the Existing Agreements in relation to Departure Dates commencing January 1, 2024.

34.5            Each Party acknowledges and agrees that, in signing and agreeing to be bound by this Agreement, it has not relied on, and will have no remedy with respect to, any statement, representation, warranty, or understanding other than the statements, representations, warranties, and understandings expressly set out in this Agreement. Captions and Section headings are for convenience only and do not define, limit, or construe the contents of those sections.

34.6            This Agreement is binding upon NGP and Licensee and their respective executors, administrators, heirs, beneficiaries, permitted assigns, and successors-in-interest. Subject to NGP’s right to modify Disney Standards, this Agreement may not be modified except by a written agreement signed by both Licensee and NGP that is specifically identified as an amendment to this Agreement. In no event, however, will any modification to Disney Standards change Licensee’s fundamental status and rights under this Agreement.

34.7            This Agreement will take precedence over any other documents that might be in conflict with this Agreement. To the extent there is any express, direct conflict with this Agreement and the attached Schedules, the Agreement shall control.

34.8            NGP and Licensee may in writing unilaterally waive or reduce any contractual obligation or restriction upon the other, effective upon delivery of written notice to the other or another effective date stated in the waiver notice. However, no interpretation, change, termination, or waiver of any provision of this Agreement will bind NGP unless in writing, signed by one of its officers, and specifically identified as an amendment to this Agreement. No modification, waiver, termination, discharge, or cancellation of this Agreement affects the right of any Party to this Agreement to enforce any claim or right under this Agreement, whether or not liquidated, which occurred before the date of such modification, waiver, termination, discharge, or cancellation. Any waiver granted is without prejudice to any other rights NGP or Licensee has, is subject to continuing review, and may be revoked at any time and for any reason, effective upon delivery of ten (10) days’ prior written notice to the other Party.

34.9            Except as expressly provided to the contrary in this Agreement, each section, paragraph, term, and provision of this Agreement is severable. If, for any reason, any part is held to be invalid or contrary to or in conflict with any applicable present or future Applicable Law in a final, unappealable ruling issued by any court, arbitrator, agency, or tribunal with competent jurisdiction, such invalidity shall not affect any other term or provision, and this Agreement shall be interpreted as if such term or provision had never been contained in this Agreement; provided, however, that (i) where the provisions of any law causing such invalidity may be waived, they are hereby waived by the Parties to the full extent permitted by law, and (ii) where the result of such invalidation would be effectively to deprive either Party of a substantial portion of the consideration to be received by such Party hereunder, the Parties agree to use commercially reasonable efforts to negotiate a valid amendment to this Agreement that would restore the Parties to the economic positions occupied under the original Agreement, failing which, after thirty (30) days, the Party prejudiced by such invalidation may terminate the Agreement by written notice to the other.

34.10            Each Party has agreed to the particular language of the provisions in this Agreement, and any questions of doubtful interpretation will be resolved not by any rule or interpretation against the draftsman but, rather, in accordance with the fair meaning of the provision, having due regard to the benefits and rights intended to be conferred upon the Parties and the limitations and restrictions upon such rights and benefits intended to be provided.

34.11            This Agreement (and all of its provisions) is a license only and does not constitute a franchise. The Parties intend and acknowledge that their relationship created by this Agreement or otherwise is not subject to the franchise or business opportunity laws of any country or state (or any related subdivision). This Agreement does not create or constitute a partnership, an employer-employee relationship, a joint venture or co-venture, or an agency. Neither Party has any authority to create or assume any obligation that is binding on the other Party except as expressly provided in this Agreement.

34.12            NGP and its Affiliates will not be construed to be jointly liable for any of Licensee’s acts or omissions under any circumstances. NGP and its Affiliates are not the employer or joint employer of Licensee’s employees. Licensee is solely responsible for managing and operating its business under this Agreement. NGP and its Affiliates will not exercise direct or indirect control over the operations of Licensee’s business or the working conditions of Licensee’s personnel, do not share or codetermine the employment terms and conditions of such personnel, and do not affect matters relating to the employment relationship between Licensee and its employees, such as employee selection, promotion, termination, hours worked, rates of pay, other benefits, work assigned, discipline, adjustment of grievances and complaints, and working conditions.

35.	SCHEDULES 1-6

Schedule 1: Definitions

Schedule 2: Approved License Transfers

Schedule 3: Data Protection

Schedule 4: Insurance

Schedule 5: Certification Sample Letter

Schedule 6: Excluded Expedition Cruises

[Signature Page Follows]

NATIONAL GEOGRAPHIC PARTNERS, LLC

Signature:	/s/ Stephanie W. Young
Print Name:	Stephanie W. Young
Title:	President, National Geographic Expeditions
Date:	November 14, 2023

LINDBLAD EXPEDITIONS, LLC
on its behalf and on behalf of the entities listed on Schedule 2 as Approved License Transfers

Signature:	/s/ Sven Lindblad
Print Name:	Sven Lindblad
Title:	Chief Executive Officer
Date:	November 14, 2023

SCHEDULE 1 – DEFINITIONS

295-530 Passenger Segment	is as defined in Section 4.1(b).
295 Passenger Threshold	is as defined in Section 4.1(a).
2023 Blended Percentage	means all payments that would have been due to NGP for 2023 departures pursuant to the Existing Agreements divided by Net Revenue (as defined in the Alliance and License Agreement, as amended). [***].
ABD ROFO	is as defined in Schedule 6 (Excluded Expedition Cruises).
Action	is as defined in Section 32.4.
Affiliate	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.
Agreement	is as defined in the introductory paragraph. Any reference to the Agreement includes the Schedules except where the Schedules are specifically distinguished from the main Agreement.
Annual Occupancy Percentage	means such percentage equaling the Guest Nights Sold divided by the Available Guest Nights. “Guest Nights Sold” means the number of paying Guests carried for the period multiplied by the number of nights sailed within the period. For the avoidance of doubt, Guest Nights Sold shall not include Complimentary Trips, employee benefit trips, travel agent familiarization trips, and the like, to the extent at any point they are not capable of resale in accordance with Licensee’s standard sale practices. “Available Guest Nights” means the capacity available for sale and operation and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise nights for the period. Charters are considered to be at one hundred percent (100%) occupancy for the purpose of calculating the overall annual occupancy numbers, regardless of the number of passengers that sail on those departures.
Applicable Law	means all applicable federal, state, and local laws, statutes, ordinances, decrees, declarations, rules and regulations, regulatory policy, guidelines, or industry code of any applicable jurisdiction and any applicable court order or settlement agreement which apply to the terms of this Agreement, as the same may from time to time be amended, modified, extended, varied, superseded, replaced, substituted, or consolidated during the Term (including the U.S. Foreign Corrupt Practices Act; the UK Bribery Act; the Federal Communications Commission’s rules; federal and state laws applicable to telemarketing and/or other communications made by telephone; federal and state laws applicable to the recording of telephone communications; laws applicable to the marketing and sale of packaged travel; maritime laws; Payment Card Industry Data Security Standards (PCIDSS); and the Data Protection Laws; in each case, including any applicable implementation and/or successor provisions).

Argentinian Model Clauses	is as defined in Schedule 3 (Data Protection).
Available Guest Nights	is as defined in “Annual Occupancy Percentage” definition.
Base Starting Royalty	is as defined in Section 29.6(a)(i).
Basis Point	is defined as one hundredth of one percent (1%); so 100 Basis Points equals one percent (1%).
Business Courtesy	is as defined in Section 25.4.
Business Website	is as defined in Section 18.1.
Cardholder Data	is as defined in Section 26.7.
Change of Control	a “Change in Control”, “a Change of Control” or similar phrases means that a Person or group (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), obtains Control after the Effective Date.
Charter	means a ship buyout (not a group booking).
Co-Brand	means the name or such other service mark that is a combination of both NG Marks and Licensee Marks.
Co-Brand Effective Date	is as defined in Section 5.2.
Company Reports	is as defined in Section 28.3(d).
Complimentary Trip

means a Trip departure for up to two individuals traveling for a business purpose, as determined by NGP in its sole discretion (if sharing a cabin/room, otherwise, one individual) who will participate at Licensee’s expense and receive:

i)       all services provided as part of the marketed Trip; and

ii)       any fees/tariffs even if listed separately.

An individual traveling for a business purpose, as determined by NGP in its sole discretion, may bring a travel companion to share its cabin/room, and the travel companion shall be required to pay to Licensee a rate equal to Licensee’s incremental variable cost for the expedition including, but not limited to, charter airfare.

Licensee shall not be responsible for the cost of any items excluded from (i) or (ii) above, such as airfare or ground transportation from and back to the individual’s home. For the avoidance of doubt, Complimentary Trips cannot be utilized for Adventures by Disney Adventures Guides working on any Disney Charters or Disney group bookings.
Confidential Information	means any information or knowledge from material, data, systems and other information of or with respect to the other Party which may be proprietary, or not publicly available or known, that is or reasonably should be understood to be confidential to a Party (or its Affiliates), including, without limitation, the terms and conditions (but not the existence) of this Agreement, schedules, creations, business plans, costs, names, marketing plans, licensing plans, research or other information relating to the planning, production, licensing or distribution of the other Party’s products or services; financial, business, technical plans and strategies; passwords, credentials, or other information disclosed to Licensee for access or relating to any Disney Computer Systems, Disney Standards, other policies and procedures, or the pre-Trip Materials; Guest evaluation forms; pricing information; Personal Information, customer lists; creative content; marketing materials; Guest complaints or other calls or emails related to the administration or delivery of a Trip; inventions and new products, services, technologies, research, development projects, source code, and other information disclosed in the course of performance of this Agreement of a nature which a reasonable person would consider confidential including any information pertaining to the negotiations leading to this Agreement, and the terms and conditions (including economic, legal and other terms, but not the existence) of this Agreement. To the extent either Party is a public company or the terms and conditions of this Agreement are required by Applicable Law to be publicly disclosed, each Party shall notify the other of the terms that will not be held in confidence with sufficient time to object to disclosure or otherwise make adjustments in light of such potential disclosure.
Contact Center	means a contact center operated by Licensee, tasked with providing certain administrative services related to each Trip, including handling Guest inquiries, processing bookings, and managing pre-Trip, on-Trip and post-Trip communications for Trips.
Control	(including the terms “Controlling,” “Controlled by,” and “under common Control with”) means such time as any person or group of persons has acquired beneficial ownership (within the meaning of Rule 13d3 under the Securities Exchange Act of 1934, as amended) of securities of Licensee or any Person which directly or indirectly controls Licensee (or other securities convertible into such securities) representing forty percent (40%) or more of the combined voting power of all outstanding securities of such party entitled to vote for the election of directors.
Controller	is as defined in Schedule 3 (Data Protection).

Cruise Ticket Contract Terms	means Licensee’s terms and conditions (or such other notice of a similar kind). The Parties may mutually agree to add or include other documents in the Cruise Ticket Contract Terms.
Data Centers	is as defined in Schedule 3 (Data Protection).
Data Protection Laws	is as defined in Schedule 3 (Data Protection).
Data Subject	is as defined in Schedule 3 (Data Protection).
Data Subject Request	is as defined in Schedule 3 (Data Protection).
Day Tour Exclusion	is as defined in Section 4.4(d).
Decision	is as defined in Section 32.4.
Departure Date	means the published start date of a given Trip.
Disney	means The Walt Disney Company and its Affiliates.
Disney Computer Systems	is as defined in Schedule 3 (Data Protection).
Disney Standards	means the operating and marketing requirements for Trips that NGP provided to Licensee prior to the Effective Date and provides to Licensee from time to time, as may be updated at NGP’s discretion. These Disney Standards include the following as provided to Licensee prior to the Effective Date, subject to change in NGP’s discretion: NGE Brand Licensing Product Standards, the NATIONAL GEOGRAPHIC Branding Style Guide, the NATIONAL GEOGRAPHIC EXPEDITIONS Style Guide, the NATIONAL GEOGRAPHIC Writing and Photo Editing Guidelines, Disney’s Supply Chain Code of Conduct, Disney’s Standards of Business Conduct, and any other relevant documents or guidelines provided by NGP and Disney.
Disney Travel Agency Rewards Program	means Disney’s program where top revenue producing travel agencies receive certain benefits and tools once they meet specific sales levels and sign an annual agreement with Disney.
Dispute	is as defined in Section 32.3.
Distribution Channels	means all entities that will be agreed upon and indicated in Schedule 5 (Certification Sample Letter) that will include (i) travel agent consortia, online travel agents (OTAs), airlines, and hotels that either direct the consumer to book directly on Licensee’s website or with a Licensee entity in an agreed upon country designated in the Sales Territories, or (ii) third-party resellers (which may include certain OTAs, airlines, and hotels) that are the point of sale with the consumer. For the avoidance of doubt, Distribution Channels that are third-party resellers that are the point of sale with the consumer are not limited to market or sell in the Sales Territories, but Licensee will ensure such Distribution Channels affirm compliance with Applicable Law in any such direct sales to consumers.

Dollars	means United States Dollars ($) (“USD”), and all references in this Agreement to fees, pricing, rates, and similar terms will be deemed to be USD, unless otherwise specified.
Duplicate Names	is as defined in Section 17.8(c).
EBITDA	means earnings before interest, taxes, depreciation, and amortization.
Effective Date	is as defined in the introductory section of this Agreement, under “Brand License Agreement”.
Eligible Revenue	[***].
EU GDPR	is as defined in Schedule 3 (Data Protection).
Europe or European	is as defined in Schedule 3 (Data Protection).
European Data Protection Laws	is as defined in Schedule 3 (Data Protection).
European Model Clauses	is as defined in Schedule 3 (Data Protection).
European Personal Information	is as defined in Schedule 3 (Data Protection).
Exclusive Factors	[***].
Exclusive Factors Total	[***].
Exclusive International Expedition License Threshold	is as defined in Section 4.3(a)(2).

Exclusive International Expedition License	is as defined in Section 4.3(b).
Exclusive River License	is as defined in Section 4.2(b).
Exclusive River License Threshold	is as defined in Section 4.2(a).
Exclusivity Restrictions	is as defined in Section 4.4(a).
Existing Day Tour Agreement	[***].
Expedition Cruise	means a trip on an Expedition Ship on the ocean or bodies of water other than rivers and inland waterways that is designed and marketed to primarily focus on immersive exploration and education in remote, isolated, or less visited destinations, and is staffed with expert guides who deliver programming emphasizing discovery of nature, wildlife, environmental issues, and learning. Typical activities marketed would include walks, hikes, snorkeling, kayaking, exploration by zodiac with a greater focus on the onshore experience than the onboard experience.
Expedition Ship	means a ship specifically designed to explore remote places, kitted with landing craft and regularly disembarks guests at locations without permanent dock facilities (i.e., beach, ice, etc.), adventure and scientific equipment, and purpose-built for extreme weather and heightened environmental awareness.
Existing Agreements	is as defined in Section Background and Objectives (iii).
Facilitating Payment	is as defined in Section 25.4.
Force Majeure Event	means (i) laws, regulations, acts or failure to act, demands, orders, decisions, or interpositions of any government or its subdivision or agent, (ii) acts of God, (iii) strikes, fire, flood, war, rebellion, terrorism, insurrection, sickness, quarantine, pandemics, epidemics, or theft, (iv) an Industry Disruption Event, or (v) any other cause beyond Licensee’s control, whether similar or dissimilar to the foregoing.
Government Official	is as defined in Section 25.1(d)(ii).
Group Bookings

means (i) sales to groups sold in a group contract, (ii) Charters, and (iii) sales via wholesalers in a wholesale contract, in each of (i), (ii) and (iii), Disney group space sales and Disney Charters shall be excluded.

Guest	means a traveler who participates, or has agreed to participate, in a Trip.

Guest Nights Sold	is as defined in “Annual Occupancy Percentage” definition.
Include	together with “including” and words of similar import means “including, but not limited to” and “including, without limitation,” and the terms following such words will be interpreted as examples, and not an exhaustive list, of the appropriate subject matter.
Industry Disruption Event	means a significant change in the Expedition Cruise industry that materially and adversely affects consumer travel and guest bookings in the Expedition Cruise industry generally.
Initial Exclusive License	is as defined in Section 4.1(a).
International Markets	is as defined in Section 4.3.
JAMS Rules	is as defined in Section 32.3.
Joint Marketing Allocation	is as defined in Section 17.4(a)(i).
Joint Marketing Objectives	is as defined in Section 17.1.
Land Extensions	means land travel when purchased as an extension before or after an Expedition Cruise or River Cruise, and Exploring Peru: Land of the Inca Trip.
Licensee	is as defined in the introductory paragraph of this Agreement.
Licensee Indemnified Parties	is as defined in Section 27.2.
Licensee Liaison Officer	is as defined in Section 8.1 (Licensee Liaison Officer).
Licensee Marks	means LINDBLAD and LINDBLAD EXPEDITIONS brand, name, logo, trademarks, or tradenames.
Licensee Materials	is as defined in Section 3.14.
License Transition Fee	[***].

License Transfer	means any direct or indirect assignment, sublicense, transfer, or other disposition, in whole or in part, of this Agreement, or any of Licensee’s rights, duties, benefits, obligations, or interests in this Agreement, as applicable, whether voluntarily or by operation of Applicable Law or otherwise, or any Change of Control of Licensee. This Agreement and the license rights granted to Licensee by this Agreement may not be pledged as collateral or be the subject of a security interest, lien, levy, attachment, or execution by Licensee’s creditors or any financial institution. Any security interest that may be created in this Agreement by virtue of Section 9-408 of the Uniform Commercial Code is limited as described in Section 9-408(d) of the Uniform Commercial Code.
Marketing Committee	means a marketing committee comprised of three (3) representatives from each Party, including at least one senior marketing employee from each Party.
Minimum Guarantee	is as defined in Section 5.7.
Minor Expedition Cruise Component	means any trip where an Expedition Cruise component is four (4) or less consecutive nights for jet trips and three (3) or less consecutive nights for all other trips.
Minor River Cruise Component	means any trip where a River Cruise component is four (4) or less consecutive nights for jet trips and three (3) or less consecutive nights for all other trips.
NATIONAL GEOGRAPHIC Experts	is as defined in Section 2.5(c).
Net Insurance Revenue	means (i) gross receipts received by Licensee for Guests’ purchases of travel insurance minus insurance premiums paid to the insurance underwriter and claims paid by Licensee under the applicable insurance policies, or (ii) zero, whichever is greater.
Newly Acquired Expedition Ship	means an Expedition Ship or business that operates Expedition Cruises acquired after the Effective Date for which there are already bookings under the acquired brand and for which the Parties agree such Expedition Ships should not immediately be Co-Branded.
NG Marks	means NATIONAL GEOGRAPHIC and the Yellow Border Design, NATIONAL GEOGRAPHIC EXPEDITIONS and those certain trademarks, names, titles, logos, symbols, and tradenames as set forth in specimens that NGP may from time to time authorize Licensee to use and provide to Licensee from time to time and which are owned by NGS and licensed to NGP as described in Section 3.3. Licensee agrees that NG Marks must be used in strict conformance with Disney Standards as provided by NGP to Licensee from time to time.
NGP	is as defined in the introductory paragraph of this Agreement.
NGP Indemnified Parties	is as defined in Section 27.1.

NGP Insurance Revenue	is as defined in Section 5.8.
NGP Intellectual Property	means NG Marks, and certain copyrights, photography, images, artwork, and design and style elements owned by, or licensed to, NGP that NGP periodically and specifically authorizes Licensee to use during the Term as set forth in this Agreement.
NGP/NGS License Agreement	is as defined in Section 3.3.
NGP Third-Party Transfer	is as defined in Section 33.5(b).
NGS	is as defined in Section 3.3.
Objectives	is as defined in Section Background and Objectives (iv) (Objectives).
OFAC	means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
Other Providers	means public and private carriage operators, hotels, ground operators, suppliers, tourist agencies, restaurants, data service processors, and other independent contractors or licensees whose services Licensee retains for the benefit of Guests or Prospects in relation to or on Trips.
Party	is as defined in the introductory section of this Agreement, under “Brand License Agreement”.
PCI Requirements	is as defined in Section 26.7.
Person	means any individual or form of legal entity.
Personal Information	is as defined in Schedule 3 (Data Protection).
Personal Financial Information	means Personal Information that consists of financial account information, payment information, or any other NGP or customer information defined as financial information under Applicable Law. For the avoidance of doubt, Personal Financial Information includes “cardholder data” and “sensitive authentication data” (as each such term is used in the PCI DSS), checking account information, bank account information, social security number and credit card security codes, or other government-issued identifier. Personal Financial Information also includes information relating to a payment-card transaction that is identifiable with a specific account.
Prevailing Party	means the arbitrator (or the court in situations where a party exercises rights under Section 32.4) will specifically determine who is the Prevailing Party for purposes of Section 32.4. Section 32.4 is not intended to limit either Party’s indemnification obligations, as provided in Section 27 (Indemnification and Limitation of Liability).

PR	is as defined in Section 20.1.
Proceedings	is as defined in Section 28.3(c).
Process or Processing	is as defined in Schedule 3 (Data Protection).
Processor	is as defined in Schedule 3 (Data Protection).
Prohibited Entity	means each Person (i) that is a competitor to NGP or its Affiliates or provides a competing service to NGP or its Affiliates; and/or (ii) whose exercise of rights NGP, in its sole discretion, determines has a material adverse effect upon the integrity, reputation, and/or goodwill associated with NGP or its Affiliates, their business or brand, or NGP Intellectual Property.
Prospect	means any individual who has expressed interest in participating on a Trip, has opted-in to receive marketing, and to the extent applicable, any individual visiting the Business Website who has opted-in to non-essential marketing cookies.
Privacy Change	is as defined in Schedule 3 (Data Protection).
Process or Processing	is as defined in Schedule 3 (Data Protection).
Processor	is as defined in Schedule 3 (Data Protection).
Quarter	means the calendar quarters ending March 31, June 30, September 30 and December 31 of each calendar year.
Restricted Brands	means the NATIONAL GEOGRAPHIC or LINDBLAD or LINDBLAD EXPEDITIONS brand alone or any other Disney, NGP Affiliate, or Licensee Affiliate brand alone or any other brand in conjunction with such brands (or associated logo) or any name or mark that is derivative thereof or confusingly similar thereto (other than the Co-Brand hereunder).
Restricted Transfer Safeguard	is as defined in Schedule 3 (Data Protection).
River Cruises	means cruise ship travel operated in certain geographic areas on rivers and inland waterways.
Retail Trip Price	means the published price for the Trip. Retail Trip Price includes any Single Supplement and holiday surcharge and excludes airfare.
[***]	[***].
Royalty	is as defined in Section 5.1.

Sales Price	means for a Trip, the Retail Trip Price less any promotional discounts (such as any applicable group discount) as sold to a Guest, Group Booking, or Distribution Channel, as determined by Licensee.
Sales Territories	worldwide.
Sanctioned Country	means, at any time, a country or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, so-called Donetsk People's Republic, and so-called Luhansk People's Republic regions of Ukraine, and the non–government controlled areas of the Kherson and Zaporizhzhia oblasts of Ukraine).
Sanctioned Person	means any Person that is (i) listed on any Sanctions-related list of designated Persons maintained by OFAC, the European Union, or His Majesty's Treasury of the United Kingdom, (ii) located, organized, or resident in a Sanctioned Country, or (iii) fifty percent (50%) or more owned or controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).
Sanctions	means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by OFAC, the European Union, or His Majesty's Treasury of the United Kingdom.
Sarbanes-Oxley Act	is as defined in Section 28.3(d).
Schedule	means the Schedules to this Agreement, which form part of this Agreement and will have effect as if set out in full in the body of this Agreement.
Search Marketing Team	is as defined in Section 17.6(b).
Security Incident	is as defined in Schedule 3 (Data Protection).
Segment Assessment	is as defined in Section 4.1(b)(i).
Sensitive Authentication Data	is as defined in Section 26.7.
Sensitive Personal Information	means as set forth in Schedule 3 (Data Protection) as well as any other type of information that will be considered to be sensitive according to any future revision of the Data Protection Laws.
SEC	means the U.S. Securities and Exchange Commission.
SOC Reports	is as defined in Schedule 3 (Data Protection).
Sub-Processor	Is as defined in Schedule 3 (Data Protection).
Sustainability Plan	is as defined in Section 16.1.

Term	is as defined in Section 29.1.
Tour Revenue	means all monies received and retained after completion of a Trip.
Track Data	is as defined in Section 26.7.
Trade Control Laws	means (i) Sanctions, (ii) the U.S. Export Administration Regulations and the U.S. International Traffic in Arms Regulations, (iii) export control laws in any other jurisdiction(s) where this Agreement is performed, and (iv) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.
Transfer Fee	[***].
Trip	is as defined in Section 2.
UK Addendum	is as defined in Schedule 3 (Data Protection).
UK Data Protection Laws	is as defined in Schedule 3 (Data Protection).
UK GDPR	is as defined in Schedule 3 (Data Protection).
UK IDTA	is as defined in Schedule 3 (Data Protection).